EXHIBIT 5.1

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                         AGREEMENT AND PLAN OF MERGER


                         Dated as of February 29, 2000


                                 By and Among


                               24/7 MEDIA, INC.,


                        EVERGREEN ACQUISITION SUB CORP.


                                      And


                               EXACTIS.COM, INC.





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                                                                Contents, p. 1


                               TABLE OF CONTENTS

                                                                          Page


                                   ARTICLE I

                                  The Merger

SECTION 1.01.  The Merger...................................................  2
SECTION 1.02.  Closing   ...................................................  3
SECTION 1.03.  Effective Time...............................................  3
SECTION 1.04.  Effects of the Merger........................................  3
SECTION 1.05.  Certificate of Incorporation and By-laws.....................  3
SECTION 1.06.  Board of Directors and Officers..............................  3


                                  ARTICLE II

               Effect of the Merger on the Capital Stock of the
              Constituent Corporations; Exchange of Certificates

SECTION 2.01.  Effect on Capital Stock......................................  4
               (a) Capital Stock of Sub.....................................  4
               (b) Cancelation of Treasury Stock and Parent-
                   Owned Stock..............................................  4
               (c) Conversion of Target Common Stock........................  4
               (d) Anti-Dilution Provisions.................................  4
SECTION 2.02.  Exchange of Certificates.....................................  5
               (a) Exchange Agent...........................................  5
               (b) Exchange Procedures......................................  5
               (c) Distributions with Respect to
                      Unexchanged Shares....................................  6
               (d) No Further Ownership Rights in Target
                   Common Stock.............................................  6
               (e) No Fractional Shares.....................................  7
               (f) Termination of Exchange Fund.............................  7
               (g) No Liability.............................................  7
               (h) Investment of Exchange Fund..............................  7
               (i) Lost Certificates........................................  8


                                  ARTICLE III

                        Representations and Warranties

SECTION 3.01.  Representations and Warranties of Target.....................  8
               (a) Organization, Standing and Corporate
                   Power....................................................  8
               (b) Subsidiaries.............................................  9
               (c) Capital Structure........................................  9


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                                                                Contents, p. 2

                                                                          Page



               (d) Authority; Noncontravention.............................. 11
               (e) SEC Documents; Undisclosed
                      Liabilities........................................... 13
               (f) Information Supplied..................................... 14
               (g) Absence of Certain Changes or Events..................... 14
               (h) Litigation............................................... 15
               (i) Compliance with Applicable Laws.......................... 15
               (j) Absence of Changes in Benefit Plans...................... 16
               (k) ERISA Compliance; Excess Parachute
                   Payments................................................. 17
               (l) Taxes.................................................... 21
               (m) Voting Requirements...................................... 23
               (n) State Takeover Statutes.................................. 23
               (o) Brokers.................................................. 23
               (p) Opinion of Financial Advisor............................. 24
               (q) Intellectual Property; Year 2000......................... 24
               (r) Contracts................................................ 26
               (s) Title to Properties...................................... 28
               (t) Privacy Policy........................................... 29
SECTION 3.02.  Representations and Warranties of Parent and
               Sub.......................................................... 30
               (a) Organization, Standing and Corporate
                   Power.................................................... 31
               (b) Subsidiaries............................................. 31
               (c) Capital Structure........................................ 31
               (d) Authority; Noncontravention.............................. 32
               (e) SEC Documents; Undisclosed
                      Liabilities........................................... 33
               (f) Information Supplied..................................... 34
               (g) Absence of Certain Changes or Events..................... 35
               (h) Litigation............................................... 35
               (i) Compliance with Applicable Laws.......................... 35
               (j) ERISA Compliance......................................... 35
               (k) Taxes.................................................... 35
               (l) Voting Requirements...................................... 36
               (m) State Takeover Statutes.................................. 36
               (n) Intellectual Property; Year 2000......................... 36
               (o) Title to Properties...................................... 37
               (p) Privacy Policy........................................... 37
               (q) Tax Matters.............................................. 38
               (r) Interim Operations of Sub................................ 38


                                     ARTICLE IV

                     Covenants Relating to Conduct of Business

SECTION 4.01.  Conduct of Business.......................................... 38
               (a) Conduct of Business by Target............................ 38
               (b) Conduct of Business by Parent............................ 42
               (c) Advice of Changes........................................ 42
SECTION 4.02.  No Solicitation by Target.................................... 43


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                                                                Contents, p. 3

                                                                          Page



SECTION 4.03.  Recommendation by Parent..................................... 43


                                   ARTICLE V

                             Additional Agreements

SECTION 5.01.  Preparation of the Form S-4 and the Proxy
               Statement; Target Stockholders Meeting;
               Parent Stockholders Meeting.................................. 44
SECTION 5.02.  Letters of Target's Accountants.............................. 46
SECTION 5.03.  Letters of Parent's Accountants.............................. 46
SECTION 5.04.  Access to Information; Confidentiality....................... 46
SECTION 5.05.  Reasonable Efforts........................................... 47
SECTION 5.06.  Stock Options; Warrants...................................... 48
SECTION 5.07.  Employee Matters............................................. 50
SECTION 5.08.  Indemnification, Exculpation and
               Insurance.................................................... 51
SECTION 5.09.  Fees and Expenses............................................ 52
SECTION 5.10.  Public Announcements......................................... 53
SECTION 5.11.  Affiliates................................................... 53
SECTION 5.12.  Quotation.................................................... 54
SECTION 5.13.  Litigation................................................... 54
SECTION 5.14.  Tax Treatment................................................ 54
SECTION 5.15.  Target Stockholder Agreement Legend; Parent
               Stockholder Agreement Legend................................. 54
SECTION 5.16.  Termination of Agreements.................................... 55
SECTION 5.17.  Resignations................................................. 55
SECTION 5.18.  Composition of Board of Directors of Parent.................. 55


                                  ARTICLE VI

                             Conditions Precedent

SECTION 6.01.  Conditions to Each Party's Obligation To
               Effect the Merger............................................ 55
               (a) Stockholder Approval..................................... 55
               (b) HSR Act.................................................. 55
               (c) No Litigation............................................ 55
               (d) Form S-4................................................. 56
SECTION 6.02.  Conditions to Obligations of Parent
               and Sub...................................................... 56
               (a) Representations and Warranties........................... 56
               (b) Performance of Obligations of Target..................... 56
SECTION 6.03.  Conditions to Obligations of Target.......................... 57
               (a) Representations and Warranties........................... 57
               (b) Performance of Obligations of
                      Parent and Sub........................................ 57
               (c) Tax Opinion.............................................. 57
               (d)    Nasdaq Quotation...................................... 57
SECTION 6.04.  Frustration of Closing Conditions............................ 57


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                                                                Contents, p. 4

                                                                          Page


                                  ARTICLE VII

                       Termination, Amendment and Waiver

SECTION 7.01.  Termination.................................................. 58
SECTION 7.02.  Effect of Termination........................................ 59
SECTION 7.03.  Amendment.................................................... 59
SECTION 7.04.  Extension; Waiver............................................ 59
SECTION 7.05.  Procedure for Termination, Amendment,
               Extension or Waiver.......................................... 60


                                    ARTICLE VIII

                              General Provisions

SECTION 8.01.  Nonsurvival of Representations and
               Warranties................................................... 60
SECTION 8.02.  Notices...................................................... 60
SECTION 8.03.  Definitions.................................................. 61
SECTION 8.04.  Interpretation............................................... 62
SECTION 8.05.  Counterparts................................................. 62
SECTION 8.06.  Entire Agreement; No Third-Party
               Beneficiaries................................................ 62
SECTION 8.07.  Governing Law................................................ 63
SECTION 8.08.  Assignment................................................... 63
SECTION 8.09.  Enforcement.................................................. 63
SECTION 8.10.  Severability................................................. 64


Annex I        -     Index of Defined Terms
Exhibit A      -     Form of Affiliate Letter
Exhibit B      -     Form of Tax Representation Letters
Schedule I     -     Board of Directors of Parent


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                                    AGREEMENT AND PLAN OF MERGER (this
                           "Agreement") dated as of February 29, 2000, among 24/7 MEDIA, INC., a Delaware corpora tion ("Parent"), EVERGREEN ACQUISITION SUB CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and EXACTIS.COM, INC., a Delaware corporation ("Target").


          WHEREAS the respective Boards of Directors of Parent, Sub and Target have approved and declared advisable this Agreement and the merger of Sub with and into Target (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.01 per share, of Target ("Target Common Stock"), other than shares owned by Parent, Sub or Target, will be converted into the right to receive the Merger Consideration, and the Boards of Directors of Parent and Target have recommended that their respective stockholders adopt this Agreement;

          WHEREAS the respective Boards of Directors of Parent, Sub and Target have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals;

          WHEREAS Parent, Sub and Target desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

          WHEREAS for U.S. federal income tax purposes, it is intended that (a) the Merger will qualify as a reorgani zation under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder and (b) this Agreement constitutes a plan of reorganization;

          WHEREAS simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Sub to enter into this Agreement, Parent and certain stockholders of Target (collectively, the "Target Stockholders") are entering into an agreement (the "Target Stockholder Agreement") pursuant to which the Target Stockholders will agree to vote to adopt and approve this Agreement and to take certain other actions in furtherance of the Merger upon the terms and subject to the conditions set forth in the Target Stockholder Agree ment;


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          WHEREAS simultaneously with the execution and
delivery of this Agreement and as a condition and inducement to the willingness of Target to enter into this Agreement, Target and certain stockholders of Parent (collectively, the "Parent Stockholders") are entering into an agreement (the "Parent Stockholder Agreement") pursuant to which the Parent Stockholders will agree to vote to approve the issuance of shares of Parent Common Stock (as defined in Section 2.01(c)) in connection with the Merger upon the terms and subject to the conditions set forth in the Parent Stockholder Agreement;

          WHEREAS simultaneously with the execution and delivery of this Agreement, Parent and certain individuals are entering into employment agreements (the "Employment Agreements") pursuant to which Parent will agree to employ such individuals following the Effective Time (as defined in Section 1.03) and such individuals will agree to be subject to non-compete and non-solicitation obligations upon the terms and conditions set forth in the Employment Agreements; and

          WHEREAS simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent to enter into this Agreement, Parent and the Target Stockholders have entered into Lock-Up Agreements (collectively, the "Lock-Up Agreements") pursuant to which the Target Stockholders have agreed to certain restrictions relating to the disposition of Parent Common Stock following the Effective Time under certain circumstances.


          NOW, THEREFORE, in consideration of the
representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:


                          ARTICLE I

                          The Merger

          SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into Target at the Effective Time. Following the Effective Time, Target shall be the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

          SECTION 1.02. Closing. The closing of the Merger
(the "Closing") will take place at 10:00 a.m. on a date to


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be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is agreed to by the parties hereto. The Closing will be held at such location in the City of New York as is agreed to by the parties hereto.

          SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such subsequent date or time as Parent and Target shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

          SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

          SECTION 1.05. Certificate of Incorporation and By-laws. (a) The certificate of incorporation of Target, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so that Article IV of such certificate of incorporation reads in its entirety as follows: "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share.", and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          (b) The by-laws of Target, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          SECTION 1.06. Board of Directors and Officers. (a) The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


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          (b) The officers of Sub immediately prior to the
Effective Time shall be the officers of the Surviving
Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                          ARTICLE II

       Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates

          SECTION 2.01. Effect on Capital Stock. As of the
Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Target
Common Stock or any shares of capital stock of Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into one share of common stock of the Surviving Corporation.

          (b) Cancelation of Treasury Stock and Parent- Owned Stock. Each share of Target Common Stock that is owned by Target, Sub or Parent shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

          (c) Conversion of Target Common Stock. Subject to
     Section 2.02(e), each issued and outstanding share of Target Common Stock (other than shares to be canceled in accordance with Section 2.01(b)) shall be converted into the right to receive 0.60 (the "Exchange Ratio") fully paid and nonassessable shares of common stock, par value $0.01 per share, of Parent ("Parent Common Stock") (the "Merger Consideration"). As of the Effective Time, all such shares of Target Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares of Target Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued in consideration therefor upon surrender of such certificate in accordance with Section 2.02, without interest.

          (d) Anti-Dilution Provisions. In the event Parent changes (or establishes a record date for changing) the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitaliza tion, subdivision, reclassification, combination, exchange of shares or similar transaction with respect


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     to the outstanding Parent Common Stock and the record
     date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted to reflect such stock split, stock dividend, recapitaliza tion, subdivision, reclassification, combination, exchange of shares or similar transaction.

          SECTION 2.02. Exchange of Certificates. (a)
Exchange Agent. As of the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent (the "Exchange Agent"), which shall provide that Parent shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Target Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.01 in exchange for outstanding shares of Target Common Stock.

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Target Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01,
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and Target may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancelation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II and certain dividends or other distributions in accordance with
Section 2.02(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Target Common Stock which is not registered in the transfer records of Target, a certificate representing the proper number of shares of Parent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate


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shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this
Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration to be issued in consideration therefor upon surrender of such certificate in accordance with this Section 2.02. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, until the surrender of such Certificate in accordance with this Article
II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

          (d) No Further Ownership Rights in Target Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Target Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Target on such shares of Target Common Stock which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Target Common Stock


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which were outstanding immediately prior to the Effective
Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

          (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

          (ii) Notwithstanding any other provision of this Agreement, each holder of shares of Target Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount, less the amount of any withholding taxes that may be required thereon, equal to such fractional part of a share of Parent Common Stock multiplied by the per share last reported sale price of Parent Common Stock on the Closing Date, as such price is quoted by Nasdaq.

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this
Article II shall thereafter look only to Parent for payment of their claim for Merger Consideration and any dividends or distributions with respect to Parent Common Stock.

          (g) No Liability. None of Parent, Sub, Target or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock or any dividends or distributions with respect thereto, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such date on which any amounts payable pursuant to this Article II would otherwise escheat to or become the property of any Govern mental Entity), any such amounts shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.


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          (h) Investment of Exchange Fund. The Exchange Agent
shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

          (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certifi cate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reason able amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable
Merger Consideration with respect thereto and, if appli cable, any unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, in each case pursuant to this Agreement.


                         ARTICLE III

                Representations and Warranties

          SECTION 3.01. Representations and Warranties of Target. Except as disclosed in the Target Filed SEC Docu ments or as set forth on the Disclosure Schedule delivered by Target to Parent prior to the execution of this Agreement (the "Target Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein and such other representations and warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty or covenant reasonably apparent), Target represents and warrants to Parent and Sub as follows:

          (a) Organization, Standing and Corporate Power. Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Target is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually and in the aggregate, is not reasonably likely to have a material adverse effect on Target. Target has made


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     available to Parent prior to the execution of this
     Agreement complete and correct copies of its certificate of incorporation and by-laws, as amended to the date of this Agreement.

          (b) Subsidiaries. Target has no subsidiaries.

          (c) Capital Structure. The authorized capital stock of Target consists of 35,000,000 shares of Target Common Stock and 3,500,000 shares of preferred stock, par value $0.01 per share, of Target ("Target Author ized Preferred Stock"). At the close of business on February 10, 2000, (i) 12,700,898 shares of Target Common Stock were issued and outstanding; (ii) no shares of Target Common Stock were held by Target in its treasury; (iii) no shares of Target Authorized Preferred Stock were issued and outstanding; (iv) 3,202,264 shares of Target Common Stock were reserved for issuance pursuant to the Target 1996 Stock Option Plan, the Target 1997 Stock Option Plan, the Target 1999 Equity Incentive Plan and the Target 1999 Employee Stock Purchase Plan (such plans, collectively, the "Target Stock Plans") of which 2,073,548 are subject to outstanding Target Stock Options; and (v) 1,275,158 shares of Target Common Stock were reserved for issuance upon the exercise of the warrants (the "Warrants") subject to the warrant agreements listed in Section 3.01(c) of the Target Disclosure Schedule. Except as set forth above, at the close of business on February 10, 2000, no shares of capital stock or other voting securities of Target were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights ("SARs") or rights (other than the Target Stock Options) to receive shares of Target Common Stock on a deferred basis granted under the Target Stock Plans or otherwise. Target has delivered to Parent a complete and correct list, as of February 10, 2000, of each holder of outstanding stock options or other rights to purchase or receive Target Common Stock granted under the Target Stock Plans (collectively, "Target Stock Options") and the Warrants, the number of shares of Target Common Stock subject to each such Target Stock Option and Warrant, the name of the Target Stock Plan pursuant to which such Target Stock Options were granted, the grant dates and exercise prices of such Target Stock Options and Warrants and the dates on which such Target Stock Options and Warrants become vested. All (i) outstanding shares of Target Common Stock in respect of which Target has a right under specified circumstances to repurchase such shares at a fixed purchase price and (ii) outstanding Target Stock Options, are evidenced by stock option agreements and


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     restricted stock purchase agreements in substantially
     the forms attached as Exhibit A to Section 3.01(c) of the Target Disclosure Schedule, and no stock option agreement or restricted stock purchase agreement contains terms that are substantially inconsistent with such forms. No bonds, debentures, notes or other indebtedness of Target having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Target may vote are issued or outstanding or subject to issuance. All outstanding shares of capital stock of Target are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and will be delivered free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), other than Liens created by or imposed upon the holders thereof, and not subject to preemptive rights. Except as set forth in this Section 3.01(c) (including pursuant to the conversion or exercise of the securities referred to above), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Target, (B) any securities of Target convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or other ownership interests in, Target or (C) any warrants, calls, options or other rights to acquire from Target, and no obligation of Target to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or other voting securities of, or other ownership interests in, Target and (y) there are not any outstanding obligations of Target to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Target is not a party to any voting agreement with respect to the voting of any such securities. Target does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity. The Target Stockholders hold of record over 50% of the outstanding shares of Target Common Stock (calculated on a fully diluted basis assuming the exercise of all outstanding securities of Target that are currently, or may become on or prior to August 31, 2000, convertible into or exchangeable or exercisable for, shares of capital stock or other voting securities of Target).

          (d) Authority; Noncontravention. Target has all requisite corporate power and authority to enter into this Agreement and, subject to the Target Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Target and the consummation by Target of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Target, subject, in the case of the Merger, to the Target Stockholder Approval. This Agreement has been duly executed and delivered by Target and, assuming the due authorization, execution and delivery by each of the other parties thereto, constitutes a legal, valid and binding obligation of Target, enforceable against Target in accordance with its terms. The execution and delivery of this Agree ment does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Target under, (i) the certificate of incorporation or by-laws of Target, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise, license or similar authorization (each, a "Contract") applicable to Target or its properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, (A) any judgment, order or decree or (B) any statute, law, ordinance, rule or regulation, in each case applicable to Target or its properties or assets, other than, in the case of clauses
     (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that, individually and in the aggregate, are not reasonably likely to (x) have a material adverse effect on Target, (y) impair the ability of Target to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each a "Governmental Entity") is required by or with respect to Target in connection with the execution and delivery of this Agreement by Target or the consummation by Target of the transactions contemplated by this

     Agreement, except for (1) the filing of a premerger notification and report form by Target under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any applicable filings and approvals under similar foreign antitrust or competition laws and regulations; (2) the filing with the Securities and Exchange Commission (the "SEC") of (A) a joint proxy statement relating to the Target Stockholders Meeting and the Parent Stockholders Meeting (such proxy statement, as amended or supplemented from time to time, the "Proxy Statement"), and (B) such reports under
     Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Target Stockholder Agreement, the Parent Stockholder Agreement and the transactions contemplated by this Agreement, the Target Stockholder Agreement and the Parent Stockholder Agreement; (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Target is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; and (4) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be made or obtained, individually and in the aggregate, are not reasonably likely to (x) have a material adverse effect on Target, (y) impair the ability of Target to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

          (e) SEC Documents; Undisclosed Liabilities. Target has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since November 24, 1999 (together with Target's Registration Statement on Form S-1 (Registration No. 333-85315), the "Target SEC Documents"). As of their respective dates, the Target SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act") or the Exchange Act, as the case may be, and the rules and regulations of the SEC promul gated thereunder applicable to such Target SEC Documents, and none of the Target SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Target included in the Target SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (the "Accounting Rules"), have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of Target as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except (i) as reflected in the financial statements contained in the Target Filed SEC Documents or in the notes thereto or
     (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, Target does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, when taken as a whole with any benefits or rights corresponding to such liabilities or obligations, are reasonably likely to have a material adverse effect on Target.

          (f) Information Supplied. None of the informa tion supplied or to be supplied by Target specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to Target's or Parent's stockholders or at the time of the Target Stockholders Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representa tion or warranty is made by Target with respect to statements made or incorporated by reference therein based on information supplied by Parent specifically for inclusion or incorporation by reference in the Proxy Statement.

          (g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement, the Parent Stockholder Agreement or the transactions contemplated hereby or thereby and except as disclosed in the Target SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the "Target Filed SEC Documents"), from December 31, 1998 to the date of this Agreement, Target has conducted its business only in the ordinary course, and during such period there has not been (1) any material adverse change in Target, (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Target's capital stock, (3) any split, combination or reclassification of any of Target's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Target's capital stock, (4)
     (A) any granting by Target to any current or former director, consultant, executive officer or other employee of Target of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the ordinary course of business consistent with past practice or as was required under any employment agreements in effect as of the date of the most recent audited financial statements included in the Target Filed SEC Documents, (B) any granting by Target to any such current or former director, consultant, executive officer or employee of any increase in severance or termination pay, (C) any entry by Target into, or any amendments of, any Target Benefit Agreement or (D) any amendment to, or modification of, any Target Stock Option, (5) except insofar as may have been required by a change in GAAP, any change in accounting methods, principles or practices by Target materially affecting their respective assets, liabilities or businesses, (6) any tax election that individually or in the aggregate is reasonably likely to adversely affect in any material respect the tax liability or tax attributes of Target or (7) any settlement or compromise of any material income tax liability. Except for liabilities incurred in connection with this Agreement, the Parent Stock holder Agreement or the transactions contemplated hereby or thereby and except as disclosed in the Target Filed SEC Documents, since December 31, 1998, there has not been any material adverse change in Target.

          (h) Litigation. There is no suit, action or proceeding pending or, to the knowledge of Target, threatened against or affecting Target that, individually or in the aggregate, is reasonably likely to have a material adverse effect on Target nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Target having, or which is reasonably likely to have, individually or in the aggregate, a material adverse effect on Target. Section 3.01(h) of the Target Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each settlement or similar agreement in respect of any pending or threatened suit, action, proceeding, judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator which Target has entered into or become bound by since June 30, 1999.

          (i) Compliance with Applicable Laws. (i) Target holds all material permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities (the "Target Permits") that are required for them to own, lease or operate their assets and to carry on their businesses. Target is in compliance with the terms of the Target Permits and all applicable statutes, laws (including Environmental
     Laws), ordinances, rules and regulations, except for such failures to comply that, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Target. No action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to Target or any of its properties that, individually or in the aggregate, is reasonably likely to have a material adverse effect on Target, is pending or, to the knowledge of Target, threatened.

          (ii) To Target's knowledge, there have been no Releases of any Hazardous Materials at, on or under any facility or property currently or formerly owned, leased, or operated by Target that, individually or in the aggregate, are reasonably likely to have a material adverse effect on Target. Target is not the subject of any pending or, to Target's knowledge, threatened investigation or proceeding under Environmental Law relating in any manner to the off-site treatment, storage or disposal of any Hazardous Materials generated at any facility or property currently or formerly owned, leased or operated by Target. The term "Environmental Law" means any and all applicable laws or regulations or other requirements of any Governmental Entity concerning the protection of human health or the environment. The term "Hazardous Materials" means all explosive or radioactive materials, hazardous or toxic substances, wastes or chemicals, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos-containing materials, and all other materials or chemicals regulated under any Environmental Law. The term "Release" means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, emanation or migration in, into, onto, or through the environment.

          (j) Absence of Changes in Benefit Plans. Since the date of the most recent audited financial state ments included in the Target Filed SEC Documents, there has not been any adoption or amendment by Target of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, thrift, savings, stock bonus, restricted stock, cafeteria, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer, consultant or director of Target (collectively, the "Target Benefit Plans"), or any change in any actuarial or other assumption used to calculate funding obligations with respect to any Target pension plans, or any change in the manner in which contributions to any Target pension plans are made or the basis on which such contributions are determined. Except as disclosed in the Target Filed SEC Documents, there are not any employment, consulting, deferred compensation, indemnification, severance or termination agreements or arrangements between Target and any current or former employee, officer, consultant or director of Target (collectively, the "Target Benefit Agreements").

          (k) ERISA Compliance; Excess Parachute Payments.
     (i) Section 3.01(k) of the Target Disclosure Schedule contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Target Pension Plans"), "employee welfare benefit plans" (as defined in
     Section 3(1) of ERISA) and all other Target Benefit Plans and Target Benefit Agreements maintained, or contributed to, by Target, or to which Target is a party, for the benefit of any current or former employees, officers or directors of Target. Target has made available to Parent or will make available to Parent upon request true, complete and correct copies of
     (a) each Target Benefit Plan and Target Benefit Agreement (or, in the case of any unwritten Target Benefit Plan or Target Benefit Agreement, a description thereof), (b) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Target Benefit Plan (if any such report was required), (c) the most recent summary plan description for each Target Benefit Plan for which such summary plan description is required and (d) each trust agreement and group annuity contract relating to any Target Benefit Plan.

          (ii) Each Target Benefit Plan has been admini stered in all material respects in accordance with its terms. Target and each Target Benefit Plan are in substantial compliance with the applicable provisions of ERISA and the Code, and all other applicable laws and the terms of all collective bargaining agreements. All Target Pension Plans intended to be qualified have received favorable determination letters from the Internal Revenue Service with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39), to the effect that such Target Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of Target, has revocation been threatened, nor has any such Target Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs. There is no pending or, to the knowledge of Target, threatened litigation relating to Target Benefit Plans.

          (iii) None of Target or any person which is considered one employer with Target under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate") has or could reasonably be expected to have any liability under Title IV of ERISA with respect to any Target Benefit Plan. None of Target, any officer of Target or any of the Target Benefit Plans which are subject to ERISA, including the Target Pension Plans, any trusts created thereunder or, to the knowledge of Target, any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the
     Code) or any other breach of fiduciary responsibility that could subject Target or any officer of Target to the tax or penalty on prohibited transactions imposed by such Section 4975 in an amount that would be material or to any material liability under Section 502(i) or 502(l) of ERISA. All contributions and premiums required to be made under the terms of any Target Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Filed Target SEC Documents. Neither any Target Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

          (iv) With respect to any Target Benefit Plan that is an employee welfare benefit plan, (a) no such Target Benefit Plan is unfunded or funded through a "welfare benefit fund" (as such term is defined in Section 419(e) of the Code) and (b) each such Target Benefit Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code) complies with the applicable requirements of Section 4980B(f) of the Code. Target has no obligations for retiree health and life benefits under any Target Benefit Plan or Target Benefit Agreement.

          (v) The consummation of the Merger or any other transaction contemplated by this Agreement, the Target Stockholder Agreement or the Parent Stockholder Agree ment will not (x) entitle any employee, officer, consultant or director of Target to severance pay, (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Target Benefit Plans or Target Benefit Agreements or (z) result in any breach or violation of, or a default under, any of the Target Benefit Plans or Target Benefit Agreements.

          (vi) Other than payments that may be made to the persons listed in Section 3.01(k)(vi) of the Target Disclosure Schedule (the "Primary Target Executives"), any amount or economic benefit that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any other transaction contemplated by this Agreement, the Target Stockholder Agreement or the Parent Stockholder Agreement (including as a result of termination of employment on or following the Effective Time) by any employee, officer or director of Target or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation

     Section 1.280G-1) under any Target Benefit Plan or Target Benefit Agreement or otherwise would not be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code), and no disqualified individual is entitled to receive any additional payment from Target or any other person in the event that the excise tax under Section 4999 of the Code is imposed on such disqualified individual. Set forth in Section 3.01(k)(vi) of the Target Disclosure
     Schedule is (a) the estimated maximum amount that could be paid to each Primary Target Executive as a result of the Merger and the other transactions contemplated by this Agreement, the Target Stockholder Agreement and the Parent Stockholder Agreement (including as a result of a termination of employment on or following the Effective
     Time) under all Target Benefit Plans and Target Benefit Agreements and (b) the "base amount" (as defined in Section 280G(b)(3) of the Code) for each Primary Target Executive calculated as of the date of this Agreement.

          (vii) Target is in compliance with all Federal, state and local requirements regarding employment, except for such failures to comply that, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Target. As of the date of this Agreement, Target is not a party to any collective bargaining or other labor union contract applicable to persons employed by Target and no collective bargaining agreement is being negotiated by Target. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Target pending or, to the knowledge of Target, threatened which may interfere with the business activities of Target. As of the date of this Agreement, to the knowledge of Target, none of Target or any of its representatives or employees has committed an unfair labor practice in connection with the operation of the business of Target, and there is no charge or complaint against Target by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing.

          (l) Taxes. (i) Target has filed all tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Target. Target has paid all taxes due with respect to such returns, and the most recent financial statements contained in the Target Filed SEC Documents reflect an adequate reserve for all taxes payable by Target for all taxable periods and portions thereof accrued through the date of such financial statements.

          (ii) No deficiencies for any taxes have been proposed, asserted or assessed against Target that are not adequately reserved for, except for deficiencies that individually or in the aggregate are not reasonably likely to have a material adverse effect on Target. The Federal income tax returns of Target for periods ending on or before December 31, 1995, have closed by virtue of the applicable statute of limitations and no requests for waivers of the time to assess any such taxes are pending, and, with respect to all subsequent periods, no Federal or state tax return or report or any other material tax return or report of Target is currently under audit and no written or unwritten notice of any such audit or similar examination has been received by Target. There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes and no power of attorney with respect to taxes has been executed or filed with any taxing authority.

          (iii) There are no material liens for taxes (other than for current taxes not yet due and payable) on the assets of Target. Target is not bound by any agreement with respect to taxes.

          (iv) Target has not been and is not a United States real property holding corporation within the meaning of
     Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii).

          (v) Section 3.01(l)(v) of the Target Disclosure Schedule sets forth each state in which Target has filed a tax return relating to state income, franchise, license, excise, net worth, property and sales and use taxes, except in a case where Target is or has been required to file such a tax return and such failures to file could not individually or in the aggregate reasonably be expected to have a material adverse effect on Target. To the knowledge of Target, it is not required to file any tax return or report in any other state and no claim has ever been made by a taxing authority in a jurisdiction where Target does not file a tax return that it is, or may be subject to, taxation in that jurisdiction.

          (vi) Target has not taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (vii) Target has not paid and has not entered into any binding agreement to pay any amount, nor will any bonuses paid by Target with respect to which a deduction is claimed for the 1999 fiscal year constitute amounts, to which Section 162(m) of the Code will apply so as to result in the disallowance of any material deduction.

          (viii) Target has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          (ix) As used in this Agreement, "taxes" shall include all (x) Federal, state, local or foreign income, property, sales, excise and other taxes or similar governmental charges, including any interest, penalties or additions with respect thereto, and (y) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x).

          (m) Voting Requirements. The affirmative vote of the holders of a majority of the voting power of all outstanding shares of Target Common Stock to adopt this Agreement (the "Target Stockholder Approval") is the only vote of the holders of any class or series of Target's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

          (n) State Takeover Statutes. The Board of Directors of Target has unanimously approved the terms of this Agreement and the Target Stockholder Agreement and the consummation of the Merger and the other trans actions contemplated by this Agreement and the Target Stockholder Agreement and such approval constitutes approval of this Agreement and the Target Stockholder Agreement and the Merger and the other transactions contemplated by this Agreement and the Target Stock holder Agreement by the Board of Directors of Target under the provisions of Section 203 of the DGCL and represents all the action necessary to ensure that the restrictions contained in such Section 203 do not apply to Parent or Sub in connection with the Merger and the other transactions contemplated by this Agreement and the Target Stockholder Agreement. To the knowledge of Target, no other state takeover statute is applicable to the Merger or the other transactions contemplated hereby and by the Target Stockholder Agreement.

          (o) Brokers. No broker, investment banker, financial advisor or other person, other than Thomas Weisel Partners LLC, the fees and expenses of which will be paid by Target, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Target. Target has furnished to Parent true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

          (p) Opinion of Financial Advisor. Target has received the written opinion of Thomas Weisel Partners LLC, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair from a financial point of view to the stockholders of Target, a signed copy of which opinion has been or promptly will be delivered to Parent.

          (q) Intellectual Property; Year 2000. (i) As used herein, "Intellectual Property Rights" shall mean all trademarks, service marks, trade names, brands, copyrights and patents, all applications for registra tion and registrations for such trademarks, copyrights and patents and all mask works, trade secrets, confidential and proprietary information, compositions of matter, formulas, designs, proprietary rights, know-how and processes; and "Target Intellectual Property Rights" shall mean all Intellectual Property Rights owned by or licensed to or used by Target. A list and brief description of all Target Intellectual Property Rights that are material to the conduct of the business of Target, and all licenses, contracts, rights and arrangements with respect to the foregoing, are set forth in Section 3.01(q) of the Target Disclosure Schedule. To Target's knowledge, all the Target Intellectual Property Rights which are material to the conduct of its business are valid, enforceable and in full force and effect. Target owns, free and clear of all Liens, or is validly licensed or otherwise has the right to use all the Target Intellectual Property Rights which are material to the conduct of its business.

          (ii) To Target's knowledge, Target has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights or other proprietary information of any other person. Target has not received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or other conflict (including any claim that Target or any such subsidiary must license or refrain from using any Intellectual Property Rights or other proprietary information of any other person) which has not been settled or otherwise fully resolved, except for such charges, complaints, claims, demands or notices that, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Target. To Target's knowledge, no other person has materially interfered with, infringed upon, misappropriated or otherwise come into conflict with any Target Intellectual Property Rights.

          (iii) As the business of Target is presently conducted, Parent's use after the Closing of the Target Intellectual Property Rights which are material to the conduct of the business of Target will not interfere with, infringe upon, misappropriate or otherwise come into conflict with the Intellectual Property Rights or other proprietary information of any other person, except for such interferences, infringements, misappropriations or other conflicts that, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Target.

          (iv) Target has taken, and until the Closing Date, Target will take all steps reasonably necessary to preserve Target's legal rights in all the Target Intellectual Property Rights, except for such steps the failure of which to be taken, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Target. In addition, each employee, agent, consultant or contractor who has materially contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of Target or any predecessor-in-interest thereto either (x) is a party to a "work-for-hire" relationship under which Target is deemed to be the original owner/author of all property rights therein or (y) has executed an assignment or an agreement to assign in favor of Target or such predecessor-in-interest, as applicable, all right, title and interest in such material.

          (v) Target has reviewed and assessed all areas within its business and operations that could be adversely affected by the "Target Year 2000 Problem" (that is, the risk that computer applications used by Target or used by any of the suppliers and vendors of Target and that interface with a computer application used by Target may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999). Based on the foregoing, Target represents that all computer applications used by Target and all computer applications used by the suppliers and vendors of Target that interface with any computer application used by Target that are material to its business or operations are Year 2000 Compliant, except for such failures to be Year 2000 Compliant that, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Target. The term "Year 2000 Compliant", with respect to a computer system or software program, means that such computer system or program: (a) is capable of correctly recognizing, processing, managing, representing, interpreting and manipulating accurate and correctly formatted date-related data for dates earlier and later than January 1, 2000; (b) does not lack the ability to function automatically into and beyond the year 2000 without human intervention and without any change in operations as a result of the advent of the year 2000; (c) has the ability to interpret accurate and correctly formatted date data correctly into and beyond the year 2000; (d) does not lack the ability not to produce noncompliance in existing data, nor otherwise corrupt such data, into and beyond the year 2000 as a result of the advent of the year 2000; (e) has the ability to process correctly after January 1, 2000, accurate and correctly formatted date data containing dates and times before that date; and (f) has the ability to recognize all "leap year" dates, including February 29, 2000.

          (r) Contracts. Except for Contracts filed as exhibits to the Target Filed SEC Documents, Target is not a party to or bound by, and none of its properties or assets are bound by or subject to, any written or oral:

               (i) Contract not made in the ordinary course of business entered into prior to the date of this Agreement;

               (ii) Contract pursuant to which Target has agreed not to compete with any person or to engage in any activity or business, or pursuant to which any benefit is required to be given or lost as a result of so competing or engaging;

               (iii) Contract pursuant to which Target is restricted in any material respect in the development, marketing or distribution of its products or services;

               (iv) Contract with (A) any affiliate of Target or (B) any current or former director or officer of Target or of any affiliate of Target or any of the 25 most highly compensated employees of Target or
          (C) any affiliate of any such person (other than (w) contracts on arm's-length terms with companies whose common stock is publicly traded, (x) offer letters providing solely for "at will" employment,
          (y) invention assignment and confidentiality agreements relating to the assignment of inventions to Target not involving the payment of money and
          (z) Target Benefit Plans referred to in Section
          3.01(j));

               (v) license or franchise granted by Target pursuant to which Target has agreed to refrain from granting license or franchise rights to any other person;

               (vi) Contract under which Target has (i) incurred any indebtedness that is currently owing or (ii) given any guarantee in respect of indebtedness, in each case having an aggregate principal amount in excess of $250,000;

               (vii) Contract that requires consent, approval or waiver of or notice to a third party in the event of or with respect to the Merger, including in order to avoid termination of or a loss of material benefit under any such Contract, except for such Contracts the termination or loss of material benefit under which, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Target;

               (viii) Contract or other agreement, whether written or oral, that contains any guarantees as to Target's future revenues;

               (ix) Contract providing for payments of
          royalties to third parties;

               (x) Contract granting a third party any
          license to Intellectual Property Rights that is not limited to the internal use of such third party;

               (xi) Contract providing confidential treatment by Target of third party information other than non-disclosure agreements and provisions entered into by Target in the ordinary course of business consistent with past practice;

               (xii) Contract granting the other party to such Contract or a third party "most favored nation" status that, following the Merger, would in any way apply to Parent or any of its subsidiaries (other than Target and its products or services (other than any similar products or services produced or offered by Parent or any of its subsidiaries (other than Target))); and

               (xiii) Contract which (i) has aggregate future sums due from Target in excess of $250,000 and is not terminable by Target for a cost of less than $250,000 or (ii) is otherwise material to the business of Target as presently conducted or as proposed to be conducted.

     Each Contract of Target is in full force and effect and is a legal, valid and binding agreement of Target and, to the knowledge of Target, of each other party thereto, enforceable against Target and, to the knowledge of Target, against the other party or parties thereto, in each case, in accordance with its terms, except for such failures to be in full force and effect or enforceable that, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Target. Target has performed or is performing all material obligations required to be performed by it under its Contracts and is not (with or without notice or lapse of time or both) in breach or default in any material respect thereunder, and, to the knowledge of Target, no other party to any of its Contracts is (with or without notice or lapse of time or both) in breach or default in any material respect thereunder except, in each case, for such breaches that, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Target.

          (s) Title to Properties. (i) Section 3.01(s) of the
     Target Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all real property and leasehold property owned or leased by

     Target or any of its subsidiaries. Target has good and valid title to, or valid leasehold interests in or valid rights to, all its material properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that, individually and in the aggregate, do not materially interfere with its ability to conduct its business as currently conducted. All such material assets and properties, other than assets and properties in which Target has a leasehold interest, are free and clear of all Liens except for Liens that, individually and in the aggregate, do not materially interfere with the ability of Target to conduct its business as currently conducted.

          (ii) Target has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Target enjoys peaceful and undisturbed possession under all such leases, except for failures to do so that, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Target.

          (t) Privacy Policy. (i) For purposes of this
     Section 3.01(t):

               (A) "Privacy Statement" means the written privacy policy of Target to be established by Target on or before the Policy Launch Date regarding the collection, use and distribution of personal information from visitors to its web site as in effect from time to time;

               (B) "Policy Launch Date" means the date on which Target makes the Privacy Statement accessible to visitors of its website, provided that such date shall occur no later than March 15, 2000; and

               (C) "Terms and Conditions" means Target's written agreements with its customers that establish the terms and conditions of Target's services as in effect from time to time.

          (ii) On and after the Policy Launch Date, the Privacy Statement will be conspicuously linked at all times on Target's homepage and from any page on Target's website on which personal information is collected from visitors to its web site. The Privacy Statement will include at the minimum the following: (A) notice to visitors about Target's web site's information collection policies and practices prior to disclosing their personal information; (B) options for the visitors regarding how their personal information will be used, including any uses beyond those for which the information was provided and the option to choose whether or not to allow their personal information to be disclosed and used for such purposes and by third parties, but excluding the use and disclosure of personal information to the extent that Target believes in good faith (based on the advise of outside counsel) that applicable law requires such use or disclosure or for administrative purposes to the extent that Target determines in good faith that such use or disclosure is reasonably necessary to maintain or service its site or its services; (C) a mechanism by which visitors may view and correct their personal data if it is inaccurate or incomplete; (D) representation that Target uses industry standard security measures to protect all data collected by Target from visitors; and
     (E) a notice that visitors under the age of eighteen should not disclose personal information without the consent of a parent or guardian.

          (iii) Except as set forth in the Terms and Conditions, Target does not sell, rent or otherwise make available to third parties any personal data submitted by visitors and consumers; provided, however, that Target does make use of non-personally identifiable statistical information including, but not limited to, browser-type, geographical location, age and gender, solely for its own statistical analysis.

          (iv) Target and its employees have (A) complied with all privacy policies issued by Target, all applicable privacy laws and all applicable Terms and Conditions regarding the disclosure and use of data, (B) not violated the Privacy Statement and (C) taken all steps to protect and maintain the confidential nature of the personal information provided to Target by visitors who do not consent to the disclosure of such information to third parties or have otherwise expressly requested that Target not disclose such information. All personal data collected by Target from time to time is or will be used in accordance with the most current privacy policies of Target or, to the extent applicable, the Terms and Conditions.

          SECTION 3.02. Representations and Warranties of Parent and Sub. Except as disclosed in the Parent Filed SEC Documents or as set forth on the Disclosure Schedule delivered by Parent to Target prior to the execution of this Agreement (the "Parent Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein and such other representations and warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty or covenant reasonably apparent), Parent and Sub represent and warrant to Target as follows:

          (a) Organization, Standing and Corporate Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets makes such quali fication or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually and in the aggregate, is not reasonably likely to have a material adverse effect on Parent. All outstanding shares of capital stock of Parent are duly authorized, validly issued, fully paid and nonassessable. Parent has made available to Target prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws and the certificate of incorporation and by-laws of Sub, in each case as amended to the date of this Agreement.

          (b) Subsidiaries. Section 3.02(b) of the Parent Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each of Parent's subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each subsidiary of Parent have been validly issued, are fully paid and nonassessable and are owned directly or indirectly by Parent, free and clear of all Liens.

          (c) Capital Structure. The authorized capital stock of Parent consists of 70,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share, of Parent ("Parent Authorized Preferred Stock"). At the close of business on January 31, 2000, (i) 22,615,709 shares of Parent Common Stock were issued and outstanding; (ii) no shares of Parent Authorized Preferred Stock were issued and outstanding;
     (iii) 4,218,874 shares of Parent Common Stock were reserved for issuance pursuant to Parent's 1998 Stock Incentive Plan; and (iv) 3,411,832 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding warrants. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote are issued or outstanding or subject to issuance. The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are issued and outstanding and wholly owned by Parent. All outstanding shares of capital stock of Parent and Sub are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

          (d) Authority; Noncontravention. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and, subject to the Parent Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject, in the case of the issuance of shares of Parent Common Stock in connection with the Merger, to the Parent Stockholder Approval. This Agreement has been duly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery by each of the other parties thereto, constitutes a legal, valid and binding obligation of Parent and Sub, enforceable against each of them in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under, (i) the certificate of incorporation or by-laws of Parent or Sub, (ii) any Contract applicable to Parent or Sub or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, (A) any judgment, order or decree or (B) any statute, law, ordinance, rule or regulation, in each case applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and

     (iii), any such conflicts, violations, defaults, rights, losses or Liens that, individually and in the aggregate, are not reasonably likely to (x) have a material adverse effect on Parent, (y) impair the ability of Parent or Sub to perform its obligations under this Agreement or
     (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by Parent under the HSR Act and any applicable filings and approvals under similar foreign antitrust or competition laws and regulations; (2) the filing with the SEC of (A) the Form S-4 and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement, the Target Stockholder Agreement, the Parent Stockholder Agreement and the transactions contemplated by this Agreement, the Target Stockholder Agreement and the Parent Stockholder Agreement; (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business and such filings with Govern mental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (4) such filings with and approvals of The Nasdaq National Market ("Nasdaq") to permit the shares of Parent Common Stock that are to be issued in the Merger to be quoted on Nasdaq; and (5) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be made or obtained, individually and in the aggregate, are not reasonably likely to (x) have a material adverse effect on Parent, (y) impair the ability of Parent or Sub to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

          (e) SEC Documents; Undisclosed Liabilities. Parent has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since December 31, 1997 (collectively, the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with the Accounting Rules, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except (i) as reflected in the financial statements contained in the Parent Filed SEC Documents or in the notes thereto or (ii) for liabili ties incurred in connection with this Agreement or the transactions contemplated hereby, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, when taken as a whole with any benefits or rights corresponding to such liabilities or obligations, are reasonably likely to have a material adverse effect on Parent.

          (f) Information Supplied. None of the informa tion supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to Target's or Parent's stockholders or at the time of the Target Stockholders Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or neces sary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by Target specifically for inclusion or incorporation by reference in the Form S-4.

          (g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement, the Target Stockholder Agreement, the Employment Agreements or the transactions contemplated hereby or thereby and except as disclosed in the Parent SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the "Parent Filed SEC Documents"), from December 31, 1998 to the date of this Agreement, Parent and its subsidiaries have conducted their business only in the ordinary course, and during such period there has not been (1) any material adverse change in Parent, (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Parent's capital stock, (3) any split, combination or reclassification of any of Parent's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent's capital stock, (4) (A) any granting by Parent or any of its subsidiaries to any current or former director, consultant, executive officer or other employee of Parent or its subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the ordinary course of business consistent with past practice or as was required under any employment agreements in effect as of the date of the most recent audited financial statements included in the Parent Filed SEC Documents,
     (B) any granting by Parent or any of its subsidiaries to any such current or former director, consultant, executive officer or employee of any increase in severance or termination pay, (C) any entry by Parent or any of its subsidiaries into, or any amendments of, any Parent Benefit Agreement or (D) any amendment to, or modification of, any Parent Stock Option, (5) except insofar as may have been required by a change in GAAP, any change in accounting methods, principles or practices by Parent or any of its subsidiaries materially affecting their respective assets, liabilities or businesses, (6) any tax election that individually or in the aggregate is reasonably likely to adversely affect in any material respect the tax liability or tax attributes of Parent or any of its subsidiaries or (7) any settlement or compromise of any material income tax liability. Except for liabilities incurred in connection with this Agreement, the Target Stockholder Agreement, the Employment Agreements or the transactions contemplated hereby or thereby and except as disclosed in the Parent Filed SEC Documents, since December 31, 1998, there has not been any material adverse change in Parent.

          (h) Litigation. There is no suit, action or proceeding pending or, to the knowledge of Parent or any of its subsidiaries, threatened against or affecting Parent or any of its subsidiaries that, individually or in the aggregate, is reasonably likely to have a material adverse effect on Parent nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries having, or which is reasonably likely to have, individually or in the aggregate, a material adverse effect on Parent. Section 3.02(h) of the Parent Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each settlement or similar agreement in respect of any pending or threatened suit, action, proceeding, judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator which Parent or any of its subsidiaries has entered into or become bound by since June 30, 1999.

          (i) Compliance with Applicable Laws. (i) Parent and its subsidiaries hold all material permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities (the "Parent Permits") that are required for them to own, lease or operate their assets and to carry on their businesses. Parent and its subsidiaries are in compliance with the terms of the Parent Permits and all applicable statutes, laws (including Environmental Laws), ordinances, rules and regulations, except for such failures to comply that, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Parent. No action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to Parent or any of its subsidiaries or any of their respective properties that, individually or in the aggregate, is reasonably likely to have a material adverse effect on Parent, is pending or, to the knowledge of Parent, threatened.

          (ii) To Parent's knowledge, there have been no Releases of any Hazardous Materials at, on or under any facility or property currently or formerly owned, leased, or operated by Parent or any of its subsidi aries that, individually or in the aggregate, are reasonably likely to have a material adverse effect on Parent. Neither Parent nor any of its subsidiaries is the subject of any pending or, to Parent's knowledge, threatened investigation or proceeding under Environ mental Law relating in any manner to the off-site treatment, storage or disposal of any Hazardous Materials generated at any facility or property currently or formerly owned, leased or operated by Parent or any of its subsidiaries.

          (j) ERISA Compliance. (i) Section 3.02(j) of the Parent Disclosure Schedule contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of ERISA) (sometimes referred to herein as "Parent Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), all other collective bargaining agreements or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, thrift, savings, stock bonus, restricted stock, cafeteria, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, arrangement or under standing (whether or not legally binding) providing benefits to any current or former employee, officer, consultant or director of Parent (collectively, the "Parent Benefit Plans"), and employment, consulting, deferred compensation, indemnification, severance or termination agreements or arrangements between Parent and any current or former employee, officer, consultant or director of Parent (collectively, the "Parent Benefit Agreements") maintained, or contributed to, by Parent or any of its subsidiaries, or to which Parent or any of its subsidiaries is a party, for the benefit of any current or former employees, officers or directors of Parent or any of its subsidiaries. Parent has made available to Target or will make available to Target upon request true, complete and correct copies of (a) each Parent Benefit Plan and Parent Benefit Agreement (or, in the case of any unwritten Parent Benefit Plan or Parent Benefit Agreement, a description thereof), (b) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Parent Benefit Plan (if any such report was required), (c) the most recent summary plan description for each Parent Benefit Plan for which such summary plan description is required and (d) each trust agreement and group annuity contract relating to any Parent Benefit Plan.

          (ii) Each Parent Benefit Plan has been administered in all material respects in accordance with its terms. Parent, its subsidiaries and each Parent Benefit Plan are in substantial compliance with the applicable provisions of ERISA and the Code, and all other applicable laws and the terms of all collective bargaining agreements. All Parent Pension Plans intended to be qualified have received favorable determination letters from the Internal Revenue Service with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39), to the effect that such Parent Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of Parent, has revocation been threatened, nor has any such Parent Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs. There is no pending or, to the knowledge of Parent, threatened litigation relating to Parent Benefit Plans.

          (iii) None of Parent or any person which is considered an ERISA Affiliate of Parent has or could reasonably be expected to have any liability under Title IV of ERISA with respect to any Parent Benefit Plan. None of Parent, any of its subsidiaries, any officer of Parent or any of its subsidiaries or any of the Parent Benefit Plans which are subject to ERISA, including the Parent Pension Plans, any trusts created thereunder or, to the knowledge of Parent, any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Parent, any of its subsidiaries or any officer of Parent or any of its subsidiaries to the tax or penalty on prohibited transactions imposed by such Section 4975 in an amount that would be material or to any material liability under Section 502(i) or 502(l) of ERISA. All contributions and premiums required to be made under the terms of any Parent Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Filed Parent SEC Documents. Neither any Parent Pension Plan nor any single-employer plan of an ERISA Affiliate of Parent has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

          (iv) With respect to any Parent Benefit Plan that is an employee welfare benefit plan, (a) no such Parent Benefit Plan is unfunded or funded through a "welfare benefit fund" (as such term is defined in Section 419(e) of the Code) and (b) each such Parent Benefit Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code) complies with the applicable requirements of Section 4980B(f) of the Code. Neither Parent nor any of its subsidiaries has any obligations for retiree health and life benefits under any Parent Benefit Plan or Parent Benefit Agreement.

          (v) Parent and its subsidiaries are in compliance with all Federal, state and local requirements regarding employment, except for such failures to comply that, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Parent. As of the date of this Agreement, neither Parent nor any of its subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by Parent or any of its subsidiaries and no collective bargaining agreement is being negotiated by Parent or any of its subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Parent or any of its subsidiaries pending or, to the knowledge of Parent, threatened which may interfere with the respective business activities of Parent or its subsidiaries. As of the date of this Agreement, to the knowledge of Parent, none of Parent, any of its subsidiaries or any of their respective representatives or employees has committed an unfair labor practice in connection with the operation of the respective businesses of Parent or any of its subsidiaries, and there is no charge or complaint against Parent or any of its subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing.

          (k) Taxes. (i) Each of Parent and its subsidiaries has filed all tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Parent. Parent and each of its subsidiaries has paid (or Parent has paid on its behalf) all taxes due with respect to such returns, and the most recent financial statements contained in the Parent Filed SEC Documents reflect an adequate reserve for all taxes payable by Parent and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

          (ii) No deficiencies for any taxes have been proposed, asserted or assessed against Parent or any of its subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate are not reasonably likely to have a material adverse effect on Parent. The Federal income tax returns of Parent and each of its subsidiaries consolidated in such returns for periods ending on or before December 31, 1995, have closed by virtue of the applicable statute of limitations and no requests for waivers of the time to assess any such taxes are pending, and, with respect to all subsequent periods, no Federal or state tax return or report or any other material tax return or report of Parent and such subsidiaries is currently under audit and no written or unwritten notice of any such audit or similar examination has been received by Parent. There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes and no power of attorney with respect to taxes has been executed or filed with any taxing authority.

          (iii) There are no material liens for taxes (other than for current taxes not yet due and payable) on the assets of Parent or any of its subsidiaries. Neither Parent nor any of its subsidiaries is bound by any agreement with respect to taxes.

          (iv) Neither Parent nor any of its subsidiaries has been or is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in
     Section 897(c)(1)(A)(ii).

          (v) Section 3.02(k)(v) of the Parent Disclosure Schedule sets forth each state in which Parent or any of its subsidiaries has filed a tax return relating to state income, franchise, license, excise, net worth, property and sales and use taxes, except in a case where Parent or any of its subsidiaries is or has been required to file such a tax return and such failures to file could not individually or in the aggregate reasonably be expected to have a material adverse effect on Parent or any of its subsidiaries. To the knowledge of Parent, it is not required to file any tax return or report in any other state and no claim has ever been made by a taxing authority in a jurisdiction where any of Parent and each of its subsidiaries does not file a tax return that it is, or may be subject to, taxation in that jurisdiction.

          (vi) Neither Parent nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (vii) The Parent Benefit Plans and other Parent employee compensation arrangements in effect as of the date of this Agreement have been designed so that the disallowance of a material deduction under Section 162(m) of the Code for employee remuneration will not apply to any amounts paid or payable by Parent or any of its subsidiaries under any such plan or arrangement and, to the knowledge of Parent, no fact or circumstance exists that is reasonably likely to cause such disallowance to apply to any such amounts.

          (viii) Neither Parent nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could other wise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          (l) Voting Requirements. The affirmative vote of a majority of the votes cast at the Parent Stockholders Meeting to approve the issuance of shares of Parent Common Stock in connection with the Merger in accordance with the rules and regulations of Nasdaq (the "Parent Stockholder Approval") is the only vote of the holders of any class or series of Parent's capital stock necessary to approve such issuance and the transactions contemplated hereby.

          (m) State Takeover Statutes. The Board of Directors of Parent has unanimously approved the terms of this Agreement and the Parent Stockholder Agreement and the consummation of the transactions contemplated by this Agreement and the Parent Stockholder Agreement and such approval constitutes approval of this Agreement and the Parent Stockholder Agreement and the transactions contemplated by this Agreement and the Parent Stockholder Agreement by the Board of Directors of Parent under the provisions of Section 203 of the DGCL and represents all the action necessary to ensure that the restrictions contained in such Section 203 do not apply to Target in connection with the transactions contemplated this Agreement and the Parent Stockholder Agreement. To the knowledge of Parent, no other state takeover statute is applicable to the transactions contemplated hereby and by the Parent Stockholder Agreement.

     (n) Intellectual Property; Year 2000. (i) As used herein, "Parent Intellectual Property Rights" shall mean all Intellectual Property Rights owned by or licensed to or used by Parent as of the date of this Agreement. To the knowledge of Parent, all the Parent Intellectual Property Rights which are material to the conduct of its business are valid, enforceable and in full force and effect. Parent and its subsidiaries own, free and clear of all Liens, or are validly licensed or otherwise have the right to use all the Parent Intellectual Property Rights which are material to the conduct of the business of Parent and its subsidiaries.

     (ii) To the knowledge of Parent, neither Parent nor any of its subsidiaries has materially interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights or other proprietary information of any other person. Neither Parent nor any of its subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappro priation or other conflict (including any claim that Parent or any such subsidiary must license or refrain from using any Intellectual Property Rights or other proprietary information of any other person) which has not been settled or otherwise fully resolved, except for such charges, complaints, claims, demands or notices that, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Parent. Except as set forth in Section 3.02(n) of the Parent Disclosure Schedule, to Parent's knowledge, no other person has materially interfered with, infringed upon, misappropriated or otherwise come into conflict with any Parent Intellectual Property Rights or any Intellectual Property Rights of any of its subsidiaries.

     (iii) Parent has reviewed and assessed all areas within its business and operations that could be adversely affected by the "Parent Year 2000 Problem" (that is, the risk that computer applications used by Parent or used by any of the suppliers and vendors of Parent and that interface with a computer application used by Target that may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31,
     1999). Based on the foregoing, Parent represents that all computer applications used by Parent and all computer applications used by the suppliers and vendors of Parent that interface with any computer application used by Target that are material to its business or operations are Year 2000 Compliant, except for such failures to be Year 2000 Compliant that, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Parent.

          (o) Title to Properties. (i) Each of Parent and its subsidiaries has good and valid title to, or valid leasehold interests in or valid rights to, all its material properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that, individually and in the aggregate, do not materially interfere with its ability to conduct its business as currently conducted. All such material assets and properties, other than assets and properties in which Parent or any of its subsidiaries has a leasehold interest, are free and clear of all Liens except for Liens that, individually and in the aggregate, do not materially interfere with the ability of Parent and its subsidiaries to conduct their respective businesses as currently conducted.

          (ii) Each of Parent and its subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of Parent and its subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for failures to do so that, individually and in the aggregate, are not reasonably likely to have a material adverse effect on Parent.

          (p) Privacy Policy. (i) For purposes of this
     Section 3.02(p):

               (A) "Privacy Statement" means Parent's written privacy policies regarding the collection, use and distribution of personal information from visitors to its web site and consumers of its products and services as in effect from time to time; and

               (B) "Data Collection and Security Statement" means Parent's written data collection and security statement, comprising a part of the Privacy Statement as in effect from time to time.

          (ii) The Privacy Statement is conspicuously linked at all times on Parent's homepage. The Privacy Statement is clearly written and includes at the minimum the following: (A) notice to visitors about Parent's web site's information collection policies and practices prior to disclosing their personal information; (B) options for the visitors regarding how their personal information will be used, including any uses beyond those for which the information was provided and the option to choose whether or not to allow their personal information to be disclosed and used for such purposes and by third parties, but excluding the use and disclosure of personal information to the extent that Parent believes in good faith (based on the advise of outside counsel) that applicable law requires such use or disclosure or for administrative purposes to the extent that Parent determines in good faith that such use or disclosure is reasonably necessary to maintain or service its site or its services; (C) a mechanism by which visitors may view and correct their personal data if it is inaccurate or incomplete; (D) representation that Parent uses industry standard security measures to protect all data collected by Parent from its visitors.

          (iii) Parent and its employees have (A) complied with all privacy policies issued by Parent, all applicable privacy laws regarding the disclosure and use of data, (B) not violated the Privacy Statement or the Data Collection and Security Statement and (C) taken all reasonable steps to protect and maintain the confidential nature of the personal information provided to Parent by visitors who do not consent to the disclosure of such information to third parties or have otherwise expressly requested that Parent not disclose such information. All personal data collected by Parent from time to time is used in accordance with the most current privacy policies of Parent.

          (q) Tax Matters. Neither Parent nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reason ably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (r) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.


                          ARTICLE IV

          Covenants Relating to Conduct of Business

          SECTION 4.01. Conduct of Business. (a) Conduct of Business by Target. Except as set forth in Section 4.01(a) of the Target Disclosure Schedule, as otherwise expressly contemplated by this Agreement or as consented to in writing by Parent, during the period from the date of this Agreement to the Effective Time, Target shall carry on its business only in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, use reasonable efforts to keep available the services of its current officers and other key employees and preserve its relationships with those persons having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, Target shall not, without the prior written consent of Parent, which consent shall not be unreasonably withheld:

          (i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Target or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien (w) any shares of its capital stock, (x) any other voting securities, (y) any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or (z) any "phantom" stock or stock rights, SARs or stock-based performance units other than (A) the issuance of Target Stock Options granted in the ordinary course of business consistent with past practice to new or promoted employees, so long as (I) the vesting of such

     Target Stock Options will not accelerate as a result of this Agreement, the Target Stockholder Agreement or the transactions contemplated hereby or thereby and (II) the exercise of such Target Stock Options would not result in the Target Stockholders failing to hold of record more than 50% of the outstanding shares of Target Common Stock (calculated on a fully diluted basis assuming the exercise of all outstanding securities of Target that are then, or may become on or prior to August 31, 2000, convertible into or exchangeable or exercisable for, shares of capital stock or other voting securities of Target), and (B) the issuance of Target Common Stock upon the exercise of Target Stock Options or the Warrants outstanding as of the date hereof in accordance with their present terms, or upon the exercise of Target Stock Options referred to in clause (A) in accordance with their terms;

          (iii) amend Target's certificate of incorporation or by-laws;

          (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing assets of, or by any other manner, any business or any person;

          (v) sell, lease, license, sell and leaseback, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than sales or licenses of finished goods or services in the ordinary course of business consistent with past practice;

          (vi) incur any indebtedness in excess of an aggregate principal amount of $250,000 for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Target, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business (or to refund existing or maturing indebtedness) consistent with past practice;

          (vii) make any loans, advances or capital contributions to, or investments in, any other person;

          (viii) make or agree to make any new capital expenditures, or enter into any agreements providing for payments which, individually, are in excess of

     $500,000 or, in the aggregate, are in excess of $5,000,000;

          (ix) make any tax election that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the tax liability or tax attributes of Target or settle or compromise any material income tax liability;

          (x) (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent financial statements (or the notes thereto) of Target included in the Target Filed SEC Documents or incurred since the date of such financial statements, or (B) waive the benefits of, agree to modify in any manner, terminate, release any person from or fail to enforce any confidentiality, standstill or similar agreement to which Target is a party or of which Target is a beneficiary;

          (xi) except as required by law or contemplated hereby and except for labor agreements negotiated in the ordinary course, (x) establish, enter into, adopt or amend or terminate any Target Benefit Plan or Target Benefit Agreement, (y) change any actuarial or other assumption used to calculate funding obligations with respect to any Target Pension Plan, or change the manner in which contributions to any Target Pension Plan are made or the basis on which such contributions are determined or (z) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement, Target Benefit Plan or Target Benefit Agreement;

          (xii) (w) increase the compensation, bonus or other benefits of any current or former director, consultant, officer or other employee, except for (A) salary increases for non-officer employees as part of an annual review process or part of a promotion in job title or responsibility in an amount not to exceed 15% of such employee's salary as of the date of this Agreement individually and 5% of the total salary base of all non-officer employees of Target in the aggregate for all such increases or (B) salary increases for officers consistent with the salary for the respective officer set forth in such officer's Employment Agreement with Parent, (x) grant any current or former director, consultant, officer or other employee any increase in severance or termination pay, (y) amend or modify any Target Stock Option or (z) pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such person;

          (xiii) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Intellectual Property Rights of Target other than in the ordinary course of business consistent with past practice; provided that in no event shall Target license on an exclusive basis or sell any Intellectual Property Rights of Target;

          (xiv) enter into or amend any agreements pursuant to which any person is granted exclusive marketing or other exclusive rights with respect to any Target product, process or technology;

          (xv) enter into or amend any Contract or other agreement, whether written or oral, that contains any guarantees as to Target's future revenues or as to the future revenues of any other party to such Contract or other agreement;

          (xvi) obtain, through acquisition, lease, sublease or otherwise, any real property for use as an office or similar facility of Target;

          (xvii) hire additional employees in excess of the limits set forth in Target's budget for the fiscal year ending December 31, 2000 attached to Section
     4.01(a)(xvii) of the Target Disclosure Schedule;

          (xviii) except insofar as may be required by a change in GAAP, make any changes in accounting methods, principles or practices;

          (xix) take any action that would, or that is reasonably likely to, result in (x) any of the representations and warranties made by Target in this Agreement that are qualified as to materiality becoming untrue, (y) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (z) any condition to the Merger set forth in Article VI not being satisfied; or

          (xx) authorize, or commit, resolve or agree to take, any of the foregoing actions.

          (b) Conduct of Business by Parent. Except as set forth in Section 4.01(b) of the Parent Disclosure Schedule, as otherwise expressly contemplated by this Agreement or as consented to in writing by Target, during the period from the date of this Agreement to the Effective Time, Parent shall, and shall cause its subsidiaries to, carry on their respective businesses only in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Target, which consent shall not be unreasonably withheld:

          (i) take any action that would, or that is reasonably likely to, result in (x) any of the representations and warranties made by Parent in this Agreement that are qualified as to materiality becoming untrue, (y) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (z) any condition to the Merger set forth in Article VI not being satisfied; or

          (ii) acquire any business entity, whether by merger, consolidation, stock purchase or otherwise, unless Parent's board of directors determines in good faith that such acquisition would not materially delay the consummation of the transactions contemplated by this Agreement.

          (c) Advice of Changes. Target and Parent shall promptly advise the other party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it (and, in the case of Parent, made by Sub) contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it (and, in the case of Parent, by Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) any change or event having, or which is reasonably likely to have, a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

          SECTION 4.02. No Solicitation by Target. (a) Target shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representa tive retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, any Takeover Proposal. Notwithstanding the foregoing, in the event that, notwith standing compliance with the preceding sentence, Target receives a Superior Proposal, Target may, to the extent that the Board of Directors of Target determines in good faith (after consultation with outside counsel) that such action would, in the absence of the foregoing proscriptions, be required by its fiduciary duties, participate in discussions regarding any Superior Proposal in order to be informed with respect thereto in order to make any determination permitted pursuant to Section 4.02(b)(i). In such event, Target shall,
(i) no less than 48 hours prior to participating in any such discussions, inform Parent of the material terms and conditions of such Superior Proposal, including the identity of the person making such Superior Proposal, (ii) promptly inform Parent of the substance of any discussions relating to such Superior Proposal and (iii) promptly keep Parent fully informed of the status, including any change to the details of, any such Superior Proposal.

          For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 15% or more of the assets of Target and its subsidiaries, taken as a whole, or 15% or more of any class or series of equity securities of Target or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class or series of equity securities of Target or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Target or any of its subsidiaries, other than the transactions contemplated by this Agreement.

          For purposes of this Agreement, "Superior Proposal" means any offer not solicited by Target made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction which would result in such third party (or its shareholders) owning, directly or indirectly, more than 50% of the shares of Target Common Stock then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of Target and otherwise on terms which the Board of Directors of Target determines in good faith (following receipt of the advice of a financial advisor of nationally recognized reputation) to provide consideration to the holders of Target Common Stock with a greater value than the consideration payable in the Merger.

          (b) Neither Target nor the Board of Directors of Target nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, except to the extent that such Board of Directors determines in good faith (after consultation with outside counsel) that such action would, in the absence of the foregoing proscriptions, be required by its fiduciary duties, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, memorandum of under standing, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement or propose or agree to do any of the foregoing constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal.

          (c) In addition to the obligations of Target set forth in paragraphs (a) and (b) of this Section 4.02, Target shall immediately (and no later than 48 hours) advise Parent orally and in writing of any request for information or of any inquiry with respect to a Takeover Proposal, the material terms and conditions of such request, inquiry or Takeover Proposal and the identity of the person making such request, inquiry or Takeover Proposal. Target will promptly keep Parent informed of the status and details (including amendments or changes or proposed amendments or changes) of any such request, inquiry or Takeover Proposal.

          (d) Nothing contained in this Section 4.02 shall prohibit Target from taking and disclosing to its stock holders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Target's stockholders if, in the good faith judgment of the Board of Directors of Target, after consultation with outside counsel, failure so to disclose would be inconsis tent with its obligations under applicable law; provided, however, that, subject to Section 4.02(b)(i), neither Target nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

          SECTION 4.03. Recommendation by Parent. Neither Parent nor the Board of Directors of Parent nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Target, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, except to the extent that such Board of Directors determines in good faith (after consultation with outside counsel) that such action would, in the absence of the foregoing proscriptions, be required by its fiduciary duties. The foregoing sentence shall not prohibit Parent from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors of Parent, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that, subject to the first sentence of this Section 4.03, neither Parent nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement or the Merger.


                          ARTICLE V

                    Additional Agreements

          SECTION 5.01. Preparation of the Form S-4 and the
Proxy Statement; Target Stockholders Meeting; Parent Stock holders Meeting. (a) As soon as practicable following the date of this Agreement, Parent and Target shall prepare and file with the SEC the Proxy Statement and Parent and Target shall prepare and Parent shall file with the SEC the Form
S-4, in which the Proxy Statement will be included as a prospectus. Each of Target and Parent shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Parent and Target will use all reasonable efforts to cause the Proxy Statement to be mailed to

Parent's and Target's stockholders, respectively, as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and Target shall furnish all information concerning Target and the holders of capital stock of Target as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Form S-4 will be made by Parent, or the Proxy Statement will be made by Target or Parent, without providing the other party a reasonable opportunity to review and comment thereon. Parent will advise Target, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. Target or Parent will advise the other party, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Target or Parent, or any of their respective affiliates, officers or directors, should be discovered by Target or Parent which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appro priate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Target.

          (b) Target shall, as soon as practicable following the date of this Agreement, establish a record date (which will be as soon as practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Target Stockholders Meeting") solely for the purpose of obtaining the Target Stockholder Approval. Subject to Section 4.02(b)(i), Target shall, through its Board of

Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing, Target agrees that its obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Target of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of Target or any committee thereof of such Board of Directors' or such committee's approval or recommendation of the Merger or this Agreement.

          (c) Parent shall, as soon as practicable following the date of this Agreement, establish a record date (which will be as soon as practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Parent Stockholders Meeting") for the purpose of obtaining the Parent Stockholder Approval. Subject to the first sentence of Section 4.03, Parent shall, through its Board of Directors, recommend to its stockholders the approval of the issuance of shares of Parent Common Stock in connection with the Merger. Without limiting the generality of the foregoing, Parent agrees that its obligations pursuant to the first sentence of this
Section 5.01(c) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Parent of any acquisition proposal involving Parent or any of its subsidiaries or (ii) the withdrawal or modification by the Board of Directors of Parent or any committee thereof of such Board of Directors' or such committee's approval or recommendation of the Merger or this Agreement.

          SECTION 5.02. Letters of Target's Accountants. Target shall use all reasonable efforts to cause to be delivered to Parent two letters from Target's independent public accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

          SECTION 5.03. Letters of Parent's Accountants. Parent shall use all reasonable efforts to cause to be delivered to Target two letters from Parent's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to Target, in form and sub stance reasonably satisfactory to Target and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

          SECTION 5.04. Access to Information; Confi dentiality. Upon reasonable notice and subject to the Confidentiality Agreement dated as of January 5, 2000, between Parent and Target (the "Confidentiality Agreement"), Target shall, and shall cause each of its subsidiaries to, afford to Parent and to its officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel and records and, during such period, Target shall, and shall cause each of its subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request (including Target's outside accountants work papers). Target shall not be required to provide access to or disclose information where such access or disclosure would contravene any law, rule, regulation, order or decree. No review pursuant to this
Section 5.04 shall have an effect for the purpose of determining the accuracy of any representation or warranty given by either party hereto to the other party hereto. Parent will hold, and will cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

          SECTION 5.05. Reasonable Efforts. (a) Upon the terms and subject to the conditions set forth in this Agree ment, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, the Target Stockholder Agreement and the Parent Stockholder Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable; (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Govern mental Entities and the making of all necessary registra tions and filings (including filings with Governmental Entities, including under the HSR Act) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; (iii) the obtaining of all necessary consents, approvals or waivers from third parties; (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Target Stockholder Agreement or the Parent Stockholder Agreement or the consummation of the transactions contemplated by this Agreement, the Target Stockholder Agreement or the Parent Stockholder Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, the Target Stockholder Agreement and the Parent Stockholder Agreement; provided, however, that Parent will not be required to agree to, or proffer to, (i) divest or hold separate any of Parent's, Target's or any of their respective affiliates' businesses or assets or (ii) cease to conduct business or operations in any jurisdiction in which Parent, Target or any of Parent's subsidiaries conducts business or operations as of the date of this Agreement.

          (b) In connection with and without limiting the foregoing, Target and its Board of Directors and Parent and its Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement, the Target Stockholder Agreement or the Parent Stockholder Agreement or any other transactions contemplated by this Agreement, the Target Stockholder Agreement or the Parent Stockholder Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement, the Target Stockholder Agreement or the Parent Stockholder Agreement or any other transaction contemplated by this Agreement, the Target Stockholder Agreement or the Parent Stockholder Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement, the Target Stockholder Agreement and the Parent Stockholder Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement, the Target Stockholder Agreement and the Parent Stockholder Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement, the Target Stockholder Agreement and the Parent Stockholder Agreement.

          SECTION 5.06. Stock Options; Warrants. (a) On or as soon as practicable following the date of this Agreement, the Board of Directors of Target (or, if appropriate, any committee thereof administering the Target Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

          (i) adjust the terms of all outstanding Target Stock Options granted under the Target Stock Plans (each, as so adjusted, an "Adjusted Option"), whether vested or unvested, as necessary to provide that, at the Effective Time, each Target Stock Option outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under such Target Stock Option, the number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to (A) the number of shares of Target Common Stock subject to such Target Stock Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest tenth of a cent) equal to (x) the exercise price per share of such Target Common Stock immediately prior to the Effective Time divided by (y) the Exchange Ratio; and

          (ii) make such other changes to the Target Stock
     Plans as Target and Parent may agree are appropriate to give effect to the Merger.

          (b) The adjustments provided in this Section 5.06 with respect to any Target Stock Option to which Section 421(a) of the Code applies shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code so that no such adjustment shall cause (other than de minimis changes resulting from mathematical rounding)
(i) the ratio of the exercise price of each Adjusted Option to the fair market value of the Parent Common Stock subject to such Adjusted Option immediately following the Effective Time to be more favorable to the optionee than the ratio of the corresponding Target Stock Option exercise price to the fair market value of the Target Common Stock subject to such corresponding Target Stock Option immediately prior to the Effective Time or (ii) the excess of the aggregate fair market value of all shares of Parent Common Stock subject to each Adjusted Option immediately following the Effective Time over the aggregate exercise price of such Adjusted Option to be more than the excess of the aggregate fair market value of all shares of Target Common Stock subject to the corresponding Target Stock Option immediately prior to the Effective Time over the aggregate exercise price of such corresponding Target Stock Option. As soon as practicable after the Effective Time, Parent shall deliver to the holders of Target Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Target Stock Plans and the agreements evidencing the grants of such Target Stock Options and that such Target Stock Options and agreements shall be assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.06 after giving effect to the Merger).

          (c) A holder of an Adjusted Option may exercise such Adjusted Option in whole or in part in accordance with its terms by following procedures to be communicated by Parent with the notice contemplated by Section 5.06(b), together with the consideration therefor and the federal withholding tax information, if any, required in accordance with the related Target Stock Plan.

          (d) Except as otherwise expressly provided by this
Section 5.06 and except to the extent required under the respective terms of the Target Stock Options, all restrictions or limitations on transfer and vesting with respect to Target Stock Options awarded under the Target Stock Plans or any other plan, program or arrangement of Target or any of its subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, and all other terms thereof, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by Parent as set forth above.

          (e) Within two business days following the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Parent Common Stock equal to the number of shares subject to the Adjusted Options. Target shall cooperate with, and assist Parent in the preparation of, such registration statement. Prior to the Effective Time, Parent shall take all necessary actions in connection with the assumption of the Adjusted Options, including the reservation, issuance and listing of Parent Common Stock in a number at least equal to the number of shares of Parent Common Stock that will be subject to the Adjusted Options.

          (f) Target shall take, or cause to be taken, all action necessary to cause the termination of Target's 1999 Employee Stock Purchase Plan and all future offering periods thereunder, in each case, effective as of the date that is no later than five business days prior to the Closing Date.

          (g) As soon as practicable following the date of this Agreement, the Board of Directors of Target (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions as may be required to effect the following:

          (i) adjust the terms of all outstanding Warrants granted under the warrant agreements listed in Section 3.01(c) of the Target Disclosure Schedule as necessary to provide that, at the Effective Time, each Warrant outstanding immediately prior to the Effective Time shall be amended and converted into a warrant to acquire, on the same terms and conditions as were applicable under such Warrant, the number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to (A) the number of shares of Target Common Stock subject to such Warrant immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest tenth of a cent) equal to (x) the exercise price per share of such Target Common Stock immediately prior to the Effective Time divided by (y) the Exchange Ratio; and

          (ii) make such other changes to the warrant agreements listed in Section 3.01(c) of the Target
     Disclosure Schedule as Target and Parent may agree are appropriate to give effect to the Merger.

          SECTION 5.07. Employee Matters. (a) Parent shall provide, or cause to be provided, from the Effective Time through December 31, 2000, to current employees of Target who continue employment through the Effective Time (the "Target Employees"), employee benefits that are, in the aggregate, no less favorable than the employee benefits provided to similarly situated employees of Parent.

          (b) For purposes of eligibility and vesting (but not benefit accrual) under the employee benefit plans of Parent and its subsidiaries providing benefits to Target Employees, Parent shall credit, and shall cause the Surviving Corporation to credit, each Target Employee with his or her years of service with Target before the Effective Time, to the same extent as such Target Employee was entitled immediately prior to the Effective Time to credit for such service under any similar Target Benefit Plan. To the extent permitted by Parent's employee benefit plans and applicable law, Parent, the Surviving Corporation and its subsidiaries shall waive any pre-existing condition limitations, waiting periods or similar limitations applicable to Target Employees and their covered dependents (other than limitations or waiting periods that are already in effect with respect to such employees and dependents and that have not been satisfied as of the Effective Time) under such employee benefit plans of Parent and shall provide each such Target Employee with credit for any co-payments previously made and any deductibles previously satisfied.

          (c) Nothing contained in this Section 5.07 or elsewhere in this Agreement shall be construed to prevent the termination of employment of any individual Target Employee or any change in the employee benefits available to any individual Target Employee or the amendment or termina tion of any particular Target Benefit Plan or Target Benefit Agreement to the extent permitted by its terms as in effect immediately prior to the Effective Time.

          SECTION 5.08. Indemnification, Exculpation and Insurance. (a) Parent agrees that all rights to indemni fication, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of Target as provided in its certificate of incorporation or by-laws and any indemnifi cation agreements of Target (as each is in effect on the date hereof), the existence of which does not constitute a breach of this Agreement, shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall cause the Surviving Corporation to honor all such rights.

          (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, or otherwise dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.08. Parent hereby guarantees to the current or former directors or officers of Target the performance of the obligations of the Surviving Corporation under Section 5.08(a) up to a maximum aggregate amount of $45,000,000.

          (c) The Surviving Corporation shall, at its option, either (i) maintain for a period of not less than six years after the Effective Time, Target's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time ("D&O Insurance") with respect to those persons who are currently covered by Target's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof or (ii) cause to be provided coverage no less favorable to such directors or officers, as the case may be, than the D&O Insurance, in each case so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid for the D&O Insurance prior to the date of this Agreement (such 200% amount the "Maximum Premium"). If the existing or substituted directors' and officers' liability insurance expires, is terminated or canceled during such six-year period, the Surviving Corporation will obtain as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium. Target represents that (a) the Maximum Premium is $466,804 and (b) the maximum amount payable under the D&O Insurance is $20,000,000. At the option of Parent, Parent may assume the obligations of the Surviving Corporation set forth in Sections 5.08(a) and (b), and thereafter neither Parent nor the Surviving Corporation shall have any further obligations pursuant to this Section 5.08(c) for so long as Parent continues to so assume the obligations of the Surviving Corporation.

          (d) The provisions of this Section 5.08 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

          SECTION 5.09. Fees and Expenses. (a) All fees and expenses incurred in connection with the Merger, this Agreement, the Target Stockholder Agreement, the Parent Stockholder Agreement and the transactions contemplated by this Agreement, the Target Stockholder Agreement and the Parent Stockholder Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Parent and Target shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Proxy Statement (including SEC filing fees). Parent shall file any return with respect to, and shall pay, any state or local taxes (including any penalties or interest with respect thereto), if any, which are attributable to the transfer of the beneficial ownership of Target's real property (collectively, the "Real Estate Transfer Taxes") as a result of the Merger (other than any such taxes that are solely the obligations of a stockholder of Target, in which case Target shall pay any such taxes). Target shall cooperate with Parent in the filing of such returns including, in the case of Target, supplying in a timely manner a complete list of all real property interests held by Target and any information with respect to such property that is reasonably necessary to complete such returns. The fair market value of any real property of Target subject to the Real Estate Transfer Taxes shall be as agreed to between Parent and Target.

          (b) In the event that this Agreement is terminated
(x) by Parent or Target pursuant to clause (B) of Section 7.01(b)(ii) or (y) by Target pursuant to Section 7.01(d) as a result of a breach of this Agreement by Parent by reason of Parent's refusal to hold the Parent Stockholders Meeting in accordance with Section 5.01(c), then Parent shall promptly, but in no event later than the date of such termination, pay Target a fee equal to $12,800,000.00, payable by wire transfer of same day funds. If Parent fails to pay any amount due pursuant to this Section 5.09(b) and, in order to obtain such payment, Target commences a suit which results in a judgment against Parent for the payment of such fee, Parent shall pay to Target its out-of-pocket expenses incurred in connection with such suit.

          (c) In the event that this Agreement is terminated by Parent pursuant to Section 7.01(c) as a result of a breach of this Agreement by Target by reason of Target's refusal to hold the Target Stockholders Meeting in accordance with
Section 5.01(b), then Target shall promptly, but in no event later than the date of such termination, pay Parent a fee equal to $6,400,000.00, payable by wire transfer of same day funds. If Target fails to pay any amount due pursuant to this
Section 5.09(c) and, in order to obtain such payment, Parent commences a suit which results in a judgment against Target for the payment of such fee, Target shall pay to Parent its out-of-pocket expenses incurred in connection with such suit.

          SECTION 5.10. Public Announcements. Parent and Target will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public state ments with respect to the transactions contemplated by this Agreement, including the Merger, the Target Stockholder Agreement and the Parent Stockholder Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, the SEC, court process or by obligations pursuant to any listing or quotation agreement with any national securities exchange or national trading system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement, the Target Stockholder Agreement and the Parent Stockholder Agreement shall be in the form heretofore agreed to by the parties. Promptly after the date of this Agreement, Parent and Target shall each file with the SEC, in a form agreed to by the parties, a Current Report on Form 8-K relating to the execution of this Agreement and the transactions contemplated hereby, attaching as exhibits thereto a copy of this Agreement, the Parent Stockholder Agreement, the Target Stockholder Agreement and the press release referred to in the previous sentence.

          SECTION 5.11. Affiliates. Target shall deliver to Parent at least 30 days prior to the Closing Date a letter identifying all persons who are, at the time this Agreement is submitted for adoption by the stockholders of Target, "affiliates" of Target for purposes of Rule 145 under the Securities Act. Target shall use reasonable efforts to cause each such person to deliver to Parent at least 30 days prior to the Closing Date a written agreement substantially in the form attached as Exhibit A hereto.

          SECTION 5.12. Quotation. Parent shall use reasonable efforts to cause the Parent Common Stock issuable in the Merger to be approved for quotation on Nasdaq, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.

          SECTION 5.13. Litigation. Target shall give Parent the reasonable opportunity to participate, at its expense, in the defense of any litigation against Target and/or its directors relating to the transactions contemplated by this Agreement and the Target Stockholder Agreement.

          SECTION 5.14. Tax Treatment. Each of Parent and Target shall use best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code, and each of Parent and Target shall use reasonable efforts to obtain the opinion of counsel referred to in Sections 6.02(d) and 6.03(c), including the execution of the letters of representation referred to therein.

          SECTION 5.15. Target Stockholder Agreement Legend; Parent Stockholder Agreement Legend. (a) As soon as practicable after the date of this Agreement, Target will inscribe upon any certificate representing Target Subject Shares (as defined in the Target Stockholder Agreement) the following legend: "THE SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF TARGET REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDER AGREEMENT DATED AS OF FEBRUARY 29, 2000, AND THE TRANSFER AND VOTING THEREOF ARE SUBJECT TO THE TERMS THEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF TARGET."; and Target will return such certificate containing such inscription to the Target Stockholders within three business days following Target's receipt thereof.

          (b) As soon as practicable after the date of this Agreement, Parent will inscribe upon any certificate representing Parent Subject Shares (as defined in the Parent Stockholder Agreement) the following legend: "THE SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF PARENT REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDER AGREEMENT DATED AS OF FEBRUARY 29, 2000, AND THE VOTING THEREOF ARE SUBJECT TO THE TERMS THEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF PARENT."; and Parent will return such certificate containing such inscription to the Parent Stockholders within three business days following Parent's receipt thereof.

          SECTION 5.16. Termination of Agreements. Target shall cause all provisions of all purchase agreements, stockholder agreements, registration rights agreements, investors' rights agreements, co-sale agreements, rights of first refusal and similar agreements between any stockholder of Target and Target to terminate and be of no further force and effect upon consummation of the Merger. A list of all of such agreements is set forth on Section 5.16 of the Target Disclosure Schedule.

          SECTION 5.17. Resignations. Prior to the Effective
Time, Target shall cause each member of its Board of Directors to execute and deliver a letter effectuating his or her resignation as a director of such Board effective immediately prior to the Effective Time.

          SECTION 5.18. Composition of Board of Directors of
Parent. At or prior to the Effective Time, Parent shall take all action necessary to cause to be appointed to the Board of Directors of Parent as of the Effective Time the two designees of Target referenced on Schedule I hereto in accordance with the terms set forth in such Schedule.


          ARTICLE VI

          Conditions Precedent

          SECTION 6.01. Conditions to Each Party's Obli gation To Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfac tion or waiver on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. The Target Stockholder
     Approval and the Parent Stockholder Approval shall have been obtained.

          (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (c) No Litigation. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect, and there shall not be pending or threatened any suit, action or proceeding by any Governmental Entity (i) preventing the consummation of the Merger or (ii) prohibiting or limiting the ownership or operation by Target or Parent and Parent's subsidiaries of any material portion of the business or assets of Target or Parent and Parent's subsidiaries taken as a whole, or compelling Target or Parent and Parent's subsidiaries to dispose of or hold separate any material portion of the business or assets of Target or Parent and Parent's subsidiaries taken as a whole, as a result of the Merger or any of the other transactions contemplated by this Agreement, the Target Stockholder Agreement or the Parent Stockholder Agreement; provided, however, that each of the parties shall have used its reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

          (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (e) Nasdaq Quotation. The shares of Parent Common Stock issuable to Target's stockholders as contemplated by this Agreement shall have been approved for quotation on Nasdaq, subject to official notice of issuance.

          SECTION 6.02. Conditions to Obligations of Parent and Sub. The obligation of Parent and Sub to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of Target set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect, shall be true and correct as of the date hereof and as of the Effective Time, with the same effect as if made at and as of such time (except to the extent such representations and warranties were expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on Target. Parent shall have received a certificate signed on behalf of Target by the chief executive officer of Target to such effect.

          (b) Performance of Obligations of Target. Target shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of Target by the chief executive officer of Target to such effect.

          (c) Parent shall have received from Cravath, Swaine & Moore, counsel to Parent, on the date on which the Form S-4 is declared effective by the SEC and on the Closing Date, an opinion, in each case dated as of such respective date and stating that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such tax counsel of customary representation letters from each of Target, Sub and Parent, in each case, in the form and substance attached hereto as Exhibits B-1 and B-2.

          SECTION 6.03. Conditions to Obligations of Target.
The obligation of Target to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of Parent and Sub set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect, shall be true and correct as of the date hereof and as of the Effective Time, with the same effect as if made at and as of such time (except to the extent such representations and warranties were expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on Parent. Target shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.

          (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date. Target shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.

          (c) Tax Opinion. Target shall have received from Cooley Godward LLP, counsel to Target, on the date on which the Form S-4 is declared effective by the SEC and on the Closing Date, an opinion, in each case dated as of such respective date and stating that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such tax counsel of customary representation letters from each of Target, Sub and Parent, in each case, in the form and substance attached hereto as Exhibits B-1 and B-2.

          SECTION 6.04. Frustration of Closing Conditions. None of Parent, Sub or Target may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, the Target Stockholder Agreement and the Parent Stockholder Agreement, as required by and subject to Section 5.05.


                         ARTICLE VII

              Termination, Amendment and Waiver

          SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement by the stockholders of Parent, Sub or Target:

          (a) by mutual written consent of Parent and Target;

          (b) by either Parent or Target:

               (i) if the Merger shall not have been
          consummated by August 31, 2000; provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

               (ii) if (A) the Target Stockholder Approval shall not have been obtained at a Target Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof or (B) the Parent Stockholder Approval shall not have been obtained at a Parent Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

               (iii) if any Restraint having any of the effects set forth in Section 6.01(c) shall be in effect and shall have become final and nonappeal able; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(iii) shall have used reasonable efforts to prevent the entry of and to remove such Restraint;

               (c) by Parent, if Target shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or (b), and (B) is incapable of being or has not been cured by Target within 30 calendar days after giving written notice to Target of such breach or failure to perform; or

               (d) by Target, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or (b), and (B) is incapable of being or has not been cured by Parent within 30 calendar days after giving written notice to Parent of such breach or failure to perform.

          SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either Target or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or Target, other than the provisions of Section 3.01(o), the last sentence of Section 5.04, Section 5.09, this Section 7.02 and Article VIII, which provisions survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

          SECTION 7.03. Amendment. This Agreement may be amended by the parties at any time prior to the Effective Time; provided, however, that after the Target Stockholder Approval or the Parent Stockholder Approval has been obtained, there shall not be made any amendment that by law requires further approval by the stockholders of Target or Parent without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

          SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.03, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

          SECTION 7.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to
Section 7.03 or an extension or waiver pursuant to Section
7.04 shall, in order to be effective, require, in the case of Parent or Target, action by its Board of Directors or, with respect to any amendment to this Agreement, the duly authorized committee of its Board of Directors to the extent permitted by law.


                         ARTICLE VIII

                      General Provisions

          SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section
8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

          SECTION 8.02. Notices. All notices, requests, claims, demands and other communications under this Agree ment shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a) if to Parent or Sub, to

                           24/7 Media, Inc.
                           1250 Broadway, 28th Floor
                           New York, NY 10001-3701

                           Telecopy No.:  (212) 760-1081

                           Attention:  David Moore

                           with a copy to:

                           Cravath, Swaine & Moore
                           Worldwide Plaza
                           825 Eighth Avenue
                           New York, NY 10019

                           Telecopy No.:  (212) 474-3700

                           Attention:  Robert A. Kindler
                                       Faiza J. Saeed; and

               (b) if to Target, to

                           Exactis.com, Inc.
                           707-17th Street, Suite 2850
                           Denver, CO 80202

                           Telecopy No.:  (303) 675-2399

                           Attention:  E. Thomas Detmer, Jr.

                           with a copy to:

                           Cooley Godward LLP
                           2595 Canyon Boulevard
                           Suite 250
                           Boulder, CO 80302-6737

                           Telecopy No.:  (303) 546-4099

                           Attention:  James C. T. Linfield

          SECTION 8.03. Definitions. For purposes of this
Agreement:

          (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

          (b) "business day" means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in New York;

          (c) "knowledge" of any person which is not an individual means the knowledge of such person's executive officers after reasonable inquiry;

          (d) "material adverse change" or "material adverse effect" means, when used in connection with Target or Parent, any change, effect, event, occurrence, condition or development or state of facts that is materially adverse to the business (viewed in its entirety), results of operations or financial condition of such party and its subsidiaries taken as a whole, other than any change, effect, event, occurrence, condition, development or state of facts (i) relating to the economy or securities markets in general, (ii) relating to the industries in which such party operates in general or (iii) resulting from this Agreement or the transactions contemplated hereby or the announcement thereof;

          (e) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

          (f) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

          SECTION 8.04. Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an

Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When ever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agree ment, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agree ments or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

          SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein), the Target Stockholder Agreement, the Parent Stockholder Agreement, the Employment Agreements, the Lock-Up Agreements and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II, Section 5.06, and Section 5.08, are not intended to confer upon any person other than the parties any rights or remedies.

          SECTION 8.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

          SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agree ment will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          SECTION 8.09. Enforcement. Each of the parties hereto agrees that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifi cally the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the trans actions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

          SECTION 8.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          IN WITNESS WHEREOF, Parent, Sub and Target have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                              24/7 MEDIA, INC.,

                              by /s/ C. Andrew Johns
                                ---------------------------
                                Name:  C. Andrew Johns
                                Title: Executive Vice President


                              EVERGREEN ACQUISITION SUB CORP.,

                              by /s/ C. Andrew Johns
                                ---------------------------
                                Name:  C. Andrew Johns
                                Title: Executive Vice President


                              EXACTIS.COM, INC.,

                              by /s/ E. Thomas Detmer, Jr.
                                ----------------------------
                                Name:E. Thomas Detmer, Jr.
                                Title:Chief Executive Officer

                                                                         ANNEX I
                                                         TO THE MERGER AGREEMENT



                                          Index of Defined Terms

Term Page

Accounting Rules..................13 Parent Stockholder
Adjusted Option...................55   Agreement.......................2
affiliate.........................69 Parent Stockholder
Agreement......................... 1   Approval        ...............40
business day......................70 Parent SEC Documents.............32
Certificate of Merger............. 3 Parent Stockholder
Certificates...................... 5          Approval................40
Closing........................... 3 Parent Stockholders...............2
Closing Date...................... 3 Parent Stockholders
Code.............................  2          Meeting.................52
Confidentiality Agreement.........53 person...........................70 control...........................69 Policy Launch Data...............27
D & O Insurance...................59 Primary Target Executives........18
Data Collection and Security         Privacy Statement................27
  Policy..........................41 Proxy Statement..................12
DGCL.............................. 2 Real Estate Transfer Taxes.......60
Effective Time.................... 3 Release..........................16
Employment Agreements..............2 Restraints.......................63
Environmental Law.................16 SARs..............................9
ERISA.............................16 SEC..............................12
ERISA Affiliate...................17 Securities Act...................17
Exchange Act......................12 Sub...............................1
Exchange Agent.................... 5 subsidiary.......................70
Exchange Fund..................... 5 Surviving Corporation.............2
Exchange Ratio.................... 4 Takeover Proposal................49
Form S-4..........................13 Target........................... 1
GAAP..............................13 Target Authorized Preferred
Governmental Entity...............12   Stock...........................9
Hazardous Materials...............16 Target Benefit Agreements........16
HSR Act...........................12 Target Benefit Plans.............16
Intellectual Property                Target Common Stock.............. 1
  Rights..........................22 Target Disclosure Schedule....... 8
knowledge.........................70 Target Filed SEC Documents.......14
Liens.............................10 Target Intellectual Property
Lock-Up Agreements.................2          Rights..................22
material adverse change...........70 Target Pension Plans.............16 material adverse effect...........70 Target Permits...................15
Maximum Premium...................59 Target SEC Documents.............12
Merger.............................1 Target Stock Options..............9
Merger Consideration...............4 Target Stock Plans................9
Nasdaq............................31 Target Stockholder
Parent.............................1   Agreement.......................1
Parent Authorized Preferred          Target Stockholder
  Stock...........................30          Approval................21
Parent Benefit Agreements.........36 Target Stockholders
Parent Benefit Plans..............35          Meeting.................52
Parent Common Stock................4 taxes............................21
Parent Disclosure Schedule........29 Terms and Conditions.............28
Parent Filed SEC Documents........33 Warrants..........................9
Parent Intellectual Property         Year 2000 Compliant..............24
  Rights..........................40
Parent Pension Plans..............35
Parent Permits....................34



[996420.5:wpc5:03/13/2000--5:14p]

                                                    EXHIBIT A
                                      TO THE MERGER AGREEMENT




                   Form of Affiliate Letter


Dear Sirs:

          The undersigned, a holder of shares of common stock, par value $0.01 per share ("Target Common Stock"), of Exactis.com, Inc., a Delaware corporation ("Target"), is entitled to receive in connection with the merger (the "Merger") of a subsidiary of 24/7 Media, Inc., a Delaware corporation ("Parent"), with and into Target, securities of Parent, as the parent of the surviving corporation in the Merger (the "Parent Securities"). The undersigned acknowledges that the undersigned may be deemed an "affiliate" of Target within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933 (the "Securities Act") by the Securities and Exchange Commission (the "SEC"), although nothing contained herein should be construed as an admission of such fact.

          If in fact the undersigned were an affiliate under the Securities Act, the undersigned's ability to sell, assign or transfer the Parent Securities received by the undersigned in exchange for any shares of Target Common Stock in connection with the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained or will obtain advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act. The undersigned understands that Parent will not be required to maintain the effectiveness of any registration statement under the Securities Act for the purposes of resale of Parent Securities by the undersigned.

          The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, assign or transfer any of the Parent Securities received by the undersigned in exchange for shares of Target Common Stock in connection with the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of counsel reasonably acceptable to Parent or as described in a "no-action" or interpretive letter from the Staff of the SEC specifically issued with respect to a transaction to be engaged in by the undersigned, is not required to be registered under the Securities Act.

          In the event of a sale or other disposition by the undersigned of Parent Securities pursuant to Rule 145, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto and the opinion of counsel or no-action letter referred to above. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any Parent Securities disposed of by the undersigned, but that (provided such transfer is not prohibited by any other provision of this letter agreement) upon receipt of such evidence of compliance, Parent shall cause the transfer agent to effectuate the transfer of the Parent Securities sold as indicated in such letter.

          Parent covenants that it will take all such actions as may be reasonably available to it to permit the sale or other disposition of Parent Securities by the undersigned under Rule
145 in accordance with the terms thereof.

          The undersigned acknowledges and agrees that the legends set forth below will be placed on certificates representing Parent Securities received by the undersigned in connection with the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Parent from independent counsel reasonably satisfactory to Parent to the effect that such legends are no longer required for purposes of the Securities Act.

          There will be placed on the certificates for Parent
Securities issued to the undersigned, or any substitutions therefor, a legend stating in substance:

          "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 (the "Securities Act") applies. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act. The shares may not be sold, pledged or otherwise transferred except (i) pursuant to an effective registration under the Securities Act, (ii) in conformity with the volume and other limita tions of Rule 145 or (iii) in accordance with an exemption from the registration requirements of the Securities Act."

          The undersigned acknowledges that (i) the under signed has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Securities and (ii) the receipt by Parent of this letter is an inducement to Parent's obligations to consummate the Merger.


                              Very truly yours,



Dated:

                                                          ANNEX I
                                                     TO EXHIBIT A





[Name]                                                   [Date]


          On , the undersigned sold the securities of 24/7 Media, Inc., a Delaware corporation ("Parent"), described below in the space provided for that purpose (the "Securities"). The Securities were received by the undersigned in connection with the merger of a subsidiary of Parent with and into Exactis.com, Inc., a Delaware corporation.

          Based upon the most recent report or statement filed by Parent with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933 (the "Securities Act").

          The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of
Section 4(4) of the Securities Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.


                                       Very truly yours,





    [Space to be provided for description of the Securities.]

                                                      EXHIBIT B-1
                                          TO THE MERGER AGREEMENT




            Form of Target's Tax Representation Letter


                      [Letterhead of Target]





                                                           [Date]


Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019

Cooley Godward LLP
2595 Canyon Boulevard
Suite 250
Boulder, CO 80302-6737

Ladies and Gentlemen:

          In connection with the opinions to be delivered pursuant to Sections 6.02(d) and 6.03(c) of the Agreement and Plan of Merger (the "Merger Agreement") dated as of February 29, 2000, by and among 24/7 Media, Inc., a Delaware corporation ("Parent"), Evergreen Acquisition Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Exactis.com, Inc., a Delaware corporation (the "Target"), and in connection with the filing with the Securities Exchange Commission (the "SEC") of the registration statement on Form S-4 (the "Registration Statement") relating to the Merger Agreement, which includes the proxy statement/prospectus of Parent and Target, the undersigned certifies and represents on behalf of Target, after due inquiry and investigation (including consultation with Target's counsel and auditors regarding the meaning of, and factual support for, such representations if and to the extent Target's management deems necessary), as follows (any capitalized term used but not defined herein having the meaning given to such term in the Merger Agreement):

          1. The facts relating to the contemplated merger (the
"Merger") of Sub with and into Target as described in the Registration Statement and the documents described in the Registration Statement are and, as of the Effective

Time, will be, insofar as such facts pertain to Target, true, correct and complete in all material respects. The Merger will be consummated substantially in accordance with the Merger Agreement and none of the material terms and conditions therein has been or will be modified.

          2. The formula set forth in the Merger Agreement pursuant to which each issued and outstanding share of common stock, par value $.01 per share, of Target, (the "Target Common Stock") will be converted into 0.60 of a common share, par value
 .01 per share, of Parent ("Parent Common Stock") is the result of arm's length bargaining.

          3. Cash payments to be made to stockholders of Target in lieu of fractional shares of Parent Common Stock that would otherwise be issued to such stockholders in the Merger will be made for the purpose of saving Parent the expense and inconvenience of issuing and transferring fractional shares of Parent Common Stock, and do not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to Target stockholders instead of issuing fractional shares of Parent Common Stock will not exceed [one percent (1%)] of the total consideration that will be issued in the transaction to the Target stockholders in exchange for their shares of Target Common Stock. The fractional share interests of each Target stockholder will be aggregated, and no Target stockholder will receive cash in an amount equal to or greater than the value of one full share of Parent Common Stock.

          4. (i) Neither Target nor any corporation "related" to Target has acquired or has any present plan or intention to acquire any Target Common Stock in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part.

          (ii) For purposes of this representation, two corporations shall be treated as related to one another if immediately prior to or immediately after the Merger, (a) the corporations are members of the same affiliated group (within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), but determined without regard to Section 1504(b) of the Code) or (b) one corporation owns 50% or more of the total combined voting power of all classes of stock of the other corporation that are entitled to vote or 50% or more of the total value of shares of all classes of stock of the other corporation (applying the attribution rules of Section 318 of the Code, as modified pursuant to Section 304(c)(3)(B) of the Code).

          5. Target has not made, and does not have any present plan or intention to make, any distributions (other than dividends made in the ordinary course of business) prior to, in contemplation of or otherwise in connection with, the Merger.

          6. Except for Transfer Taxes and filing fees with respect to the Proxy Statement and the Form S-4 and the HSR Act, Parent, Sub, Target and holders of Target Common Stock will each pay their respective expenses, if any, incurred in connection with the Merger. Except with respect to Transfer Taxes, Target has not agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any holder of Target Common Stock nor, to the best knowledge of (but not pursuant to due inquiry or investigation by) the management of Target, will any Target Common Stock acquired by Parent in the Merger be subject to any liabilities.

          7. Immediately following the Merger, Target will hold
(i) at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets that were held by Target immediately prior to the Merger and (ii) at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets that were held by Sub immediately prior to the Merger. For purposes of this representation, amounts paid to stockholders who receive cash or other property (including cash in lieu of fractional shares of Parent Common Stock) in connection with the Merger, assets of Target used to pay reorganization expenses, assets disposed of by Target or Sub (other than assets transferred from Sub to Target in the Merger and asset transfers described in both Section 368(1)(2)(C) of the Code and Treasury Regulations Section 1.368-2(k)(2)) prior to or subsequent to the Merger and in contemplation thereof (including without limitation, any asset disposed of by Target, other than in the ordinary course of business, pursuant to a plan or intent existing during the period beginning with the commencement of negotiations (whether formal or informal) with Parent regarding the Merger (the "Pre-Merger Period") and ending at the Effective Time, except to the extent proceeds of such sale are retained in Target or Sub as the case may be, and all redemptions and distributions made by Target (other than dividends made in the ordinary course of business) immediately preceding, or in contemplation of, the Merger will be included as assets held by Target immediately prior to the Merger.

          8. Except as provided in the Merger Agreement, immediately prior to the time of the Merger, the only class of stock of the Company that will be outstanding will be the Target Common Stock and Target will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire Target Common Stock.

          9. In connection with the Merger, all Target Common Stock will be converted solely into Parent Common Stock (except for cash paid in lieu of fractional shares of Parent Common Stock). The shares of Target Common Stock converted into Parent Common Stock will represent Control of Target. As used herein, "Control" shall consist of direct ownership of shares of stock possessing at least eighty percent (80%) of the total combined voting power of shares of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of each other class of stock of Target. For purposes of determining Control, a person shall not be considered to own shares of voting stock if rights to vote such shares (or to restrict or otherwise control the voting of such shares) are held by a third party (including a voting trust) other than an agent of such person. For purposes of this representation, Target Common Stock redeemed for cash or other property furnished, directly or indirectly, actually or constructively, by Parent or a person related to Parent will be considered as exchanged for other than Parent Common Stock. The total market value of all consideration other than shares of Parent Common Stock that will be paid for shares of Target stock in connection with the Merger (including without limitation cash paid to Target stockholders in lieu of fractional shares) will be less than [ten percent (10%)] of the aggregate fair market value of shares of Target stock outstanding immediately prior to the Merger.

          10. Target is not an investment company as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Code.

          11. Target will not take, and, to the best knowledge of the management of Target, there is no present plan or intention by stockholders of Target to take, any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local tax law (and then only to the extent required by such applicable state or local tax law).

          12. None of the compensation to be received by any stockholder-employee or stockholder-independent contractor of Target in respect of periods ending at or prior to the Effective Time will represent separate consideration for, or is allocable to, any of its Target Common Stock. None of the Parent Common Stock that will be received by any stockholder-employees or stockholder- independent contractor of Target in the Merger represents separately bargained for consideration which is allocable to any employment agreement, consulting agreement, covenant not to compete, release or other similar arrangement. The compensation paid to any stockholder-employees or stockholder-independent contractors of Target will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

          13. There is no intercorporate indebtedness existing between Parent (or any of its subsidiaries, including Sub) and Target (or any of its subsidiaries) that was issued or acquired, or will be settled, at a discount.

          14. Target is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section
368(a)(3)(A) of the Code.

          15. The Merger Agreement, the Registration Statement and the other documents described in the Registration Statement represent the entire understanding of Target with respect to the Merger.

          16. No assets of Target have been sold, transferred or otherwise disposed of which would prevent Parent from continuing the "historic business" of Target or from using a significant portion of the "historic business assets" of Target in a business following the Merger (as such terms are defined in Treasury Regulations Section 1.368-1(d)), and Target intends to continue its historic business or use a significant portion of its historic business assets in a business following the Merger.

          17. As of the time of the Merger, the fair market value of the assets of Target will equal or exceed the sum of its liabilities, plus the amount of liabilities, if any, to which such assets are subject.

          18. No holders of Target Common Stock have dissenters' rights with respect to the Merger under applicable laws.

          19. Other than in the ordinary course of business or pursuant to its obligations under the Merger Agreement, Target has made no transfer of any of its assets (including any distribution of assets with respect to, or in redemption of, stock) in contemplation of the Merger or during the Pre- Merger Period. 20. Except for transfers described in both Section 368(a)(2)(C) of the Code and Treasury Regulations Sections 1.368-2(k)(2), the Target has no plan or intention to sell or otherwise dispose of any of its assets or of any of the assets acquired from Sub in the Merger, except for dispositions in made in the ordinary course of business or to pay expenses incurred by Target pursuant to the Merger.

          21. Target's principal reasons for participating in the Merger are bona fide business purposes unrelated to Taxes.

          22. Target has no plan, obligation, understanding, agreement or intention to issue additional shares of stock after the Merger, or to take any other action, that would result in Parent losing Control of Target.

          23. The liabilities of Target were incurred in the ordinary course of Target's business.

          24. The fair market value of the shares of Parent Common Stock received by each stockholder of Target will be approximately equal to the fair market value of the shares of stock of Target surrendered in exchange therefor and the aggregate consideration received by stockholders of Target in exchange for their shares of Target Common Stock will be approximately equal to the fair market value of all the outstanding shares of stock of Target immediately prior to the Merger.

          25. With respect to each instance, if any, in which shares of stock of Target have been purchased by a stockholder of Parent (a "Parent Stockholder") during the Pre-Merger Period (a "Stock Purchase"): (i) to the knowledge of Target, (A) the Stock Purchase was made by such Parent Stockholder on its own behalf, rather than as a representative, or for the benefit, of Parent,
(B) the Stock Purchase was entered into solely to satisfy the separate interests of such Parent Stockholder and the seller and
(C) the purchase price paid by such Parent Stockholder pursuant to the Stock Purchase was the product of arm's length negotiation and was funded by such Parent Stockholder's own assets, and such purchase price was not advanced and will not be reimbursed, either directly or indirectly, by Parent; and (ii) the Stock Purchase was not a formal or informal condition to consummation of the Merger.

          26. The undersigned is authorized by Target to make all the representations set forth herein.

          The undersigned acknowledges that (i) the opinions to be delivered pursuant to Sections 6.02(d) and 6.03(c) of the Merger Agreement will be based on the accuracy of the representations set forth herein and on the accuracy of the representations and warranties and the satisfaction of the covenants and obligations contained in the Merger Agreement and the various other documents related thereto, and (ii) such opinions will be subject to certain limitations and qualifications including that it may not be relied upon if any such representations or warranties are not accurate or if any such covenants or obligations are not satisfied in all material respects.

          The undersigned acknowledges that such opinions will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.

          Notwithstanding anything herein to the contrary, the undersigned makes no representations regarding any actions or conduct of Target pursuant to Parent's exercise of control over Target after the Merger, unless Target's management has actual knowledge of such actions or conduct.

          Target undertakes to inform you immediately should any of the foregoing statements or representations become untrue, incorrect or incomplete in any respect on or prior to the Effective Time.


                                     Very truly yours,

                                     EXACTIS.COM, INC.,

                                     by
                                       ----------------------------
                                       Title:

                                                      EXHIBIT B-2
                                          TO THE MERGER AGREEMENT



            Form of Parent's Tax Representation Letter


                      [Letterhead of Parent]





                                                           [Date]


Cooley Godward LLP
2595 Canyon Boulevard
Suite 250
Boulder, CO 80302-6737

Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019


Ladies and Gentlemen:

          In connection with the opinions to be delivered pursuant to Sections 6.02(d) and 6.03(c) of the Agreement and Plan of Merger (the "Merger Agreement") dated as of February 29, 2000, by and among 24/7 Media, Inc., a Delaware corporation ("Parent"), Evergreen Acquisition Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Exactis.com, Inc., a Delaware corporation ("Target"), and in connection with the filing with the Securities Exchange Commission (the "SEC") of the registration statement on Form S-4 (the "Registration Statement") relating to the Merger Agreement, which includes the proxy statement/prospectus of Parent and Target, the undersigned certifies and represents on behalf of Parent and Sub, after due inquiry and investigation (including consultations with Parent's counsel and auditors regarding the meaning of, and factual support for, such representations if and to the extent Parent's management deems necessary), as follows (any capitalized term used but not defined herein having the meaning given to such term in the Merger Agreement):

          1. The facts relating to the contemplated merger (the "Merger") of Sub with and into Target as described in the Registration Statement and the documents described in the Registration Statement are and, as of the Effective Time, will be, insofar as such facts pertain to Parent and Sub, true, correct and complete in all material respects. The Merger will be consummated substantially in accordance with the Merger Agreement and none of the material terms and conditions therein has been or will be waived or modified.

          2. The formula set forth in the Merger Agreement pursuant to which each issued and outstanding share of common stock, par value $.01 per share, of Target (the "Target Common Stock") will be converted into 0.60 of a common share, par value $.01 per share, of Parent ("Parent Common Stock") is the result of arm's length bargaining.

          3. Cash payments to be made to stockholders of Target in lieu of fractional shares of Parent Common Stock that would otherwise be issued to such stockholders in the Merger will be made for the purpose of saving Parent the expense and inconvenience of issuing and transferring fractional shares of Parent Common Stock, and do not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to Target stockholders instead of issuing fractional shares of Parent Common Stock will not exceed [one percent (1%)] of the total consideration that will be issued in the transaction to the Target stockholders in exchange for their shares of Target Common Stock. The fractional share interests of each Target stockholder will be aggregated, and no Target stockholder will receive cash in an amount equal to or greater than the value of one full share of Parent Common Stock.

          4. (i) Parent has no present plan or intention, after, but in connection with, the Merger, to reacquire, or to cause any corporation that is related to Parent to acquire, any Parent Common Stock; provided, however, that Parent may adopt an open market stock repurchase program that satisfies the requirements of Revenue Ruling 99-58. To the best knowledge of the management of Parent, no corporation that is "related" to Parent has a present plan or intention to purchase any Parent Common Stock following the Merger.

          (ii) For purposes of this representation, two corporations shall be treated as related to one another if immediately prior to or immediately after the Merger, (a) the corporations are members of the same affiliated group (within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), but determined without regard to Section 1504(b) of the Code) or (b) one corporation owns 50% or more of the total combined voting power of all classes of stock of the other corporation that are entitled to vote or 50% or more of the total value of shares of all classes of stock of the other corporation (applying the attribution rules of Section 318 of the Code, as modified pursuant to Section 304(c)(3)(B) of the Code).

          5. Parent has no present plan or intention to make any distributions after, but in connection with, the Merger to holders of Parent Common Stock (other than dividends made in the ordinary course of business).

          6. Neither Parent nor Sub (nor any other subsidiary of Parent) has acquired, or, except as a result of the Merger, will acquire, or has owned in the past five years, any Target Common
Stock.

          7. Prior to the Merger, Parent will own all the capital stock of Sub. Parent has no plan or intention to cause Target to issue additional shares of its capital stock that would result in Parent ceasing to have "control" of Target. As used herein, "Control" shall consist of direct ownership of shares of stock possessing at least eighty percent (80%) of the total combined voting power of shares of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of each other class of stock of Target. For purposes of determining Control, a person shall not be considered to own shares of voting stock if rights to vote such shares (or to restrict or otherwise control the voting of such shares) are held by a third party (including a voting trust) other than an agent of such person.

          8. Parent has no present plan or intention, following the Merger, to liquidate Target, to merge Target with and into another corporation, to sell or otherwise dispose of any of the stock of Target, to cause Target to distribute to Parent or any of its subsidiaries any assets of Target or the proceeds of any borrowings incurred by Target, or to cause Target to sell or otherwise dispose of any of the assets held by Target at the time of the Merger, except for dispositions of such assets in the ordinary course of business and transfers described in Section 368(a)(2)(C) of the Code or Treasury Regulations Sections 1.368-1(d) or 1.368-2(k).

          9. Immediately following the Merger, Target will hold
(i) at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets that were held by Target immediately prior to the Merger and (ii) at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets that were held by Sub immediately prior to the Merger. For purposes of this representation, amounts paid to stockholders who receive cash or other property (including cash in lieu of fractional shares of Parent Common Stock) in connection with the Merger, assets of Target used to pay reorganization expenses, assets disposed of by Target or Sub (other than assets transferred from Sub to Target in the Merger and asset transfers described in both Section 368(a)(2)(C) of the Code and Treasury Regulations Section 1.368-2(k)(2)) prior to or subsequent to the Merger and in contemplation thereof (including without limitation any asset disposed of by Target, other than in the ordinary course of business, pursuant to a plan or intent existing during the period beginning with the commencement of negotiations (whether formal or informal) with Parent regarding the Merger (the "Pre-Merger Period") and ending at the Effective Time, except to the extent proceeds from such sale are retained in Target or Sub as the case may be, and all redemptions and distributions made by Target (other than dividends made in the ordinary course of business) immediately preceding, or in contemplation of, the Merger will be included as assets held by Target immediately prior to the Merger.

          10. Except for Transfer Taxes and filing fees with respect to the Proxy Statement and the Form S-4 and the HSR Act, Parent, Sub, Target and holders of Target Common Stock will each pay their respective expenses, if any, incurred in connection with the Merger. Except to the extent specifically contemplated under the Merger Agreement and Target Stockholder Agreement, neither Parent nor Sub has paid (directly or indirectly) or has agreed to assume any expenses or other liabilities, whether fixed or contingent, incurred or to be incurred by Target or any holder of Target Common Stock in connection with or as part of the Merger or any related transactions nor, to the best knowledge of (but not pursuant to due inquiry or investigation by) the management of Parent, will any Target Common Stock acquired by Parent in the Merger be subject to any liabilities.

          11. Following the Merger, Parent intends to cause
Target to continue its "historic business" or to use a significant portion of its "historic business assets" in a business (as such terms are defined in Treasury Regulations
Section 1.368-1(d)).

          12. Neither Parent nor Sub is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          13. Neither Parent nor Sub will take any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the

Code unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local tax law (and then only to the extent required by such applicable state or local tax law).

          14. None of the compensation to be received by any stockholder-employee or stockholder-independent contractor of Target in respect of periods ending after the Effective Time will represent separate consideration for, or is allocable to, any of their Target Common Stock. None of the Parent Common Stock that will be received by any stockholder-employee or stockholder-independent contractor of Target in the Merger represents separately bargained for consideration which is allocable to any employment agreement, consulting agreement, covenant not to compete, release or similar arrangement. The compensation paid to any stockholder-employees or stockholder-independent contractors of Parent after the Effective Time will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

          15. There is no intercorporate indebtedness existing between Parent (or any of its subsidiaries, including Sub) and Target (or any of its subsidiaries) that was issued or acquired, or will be settled, at a discount.

          16. Neither Parent nor Sub is under the jurisdiction of a court in a Title 11 or similar case. For purposes of the foregoing, a "Title 11 or similar case" means a case under Title
11 of the United States Code or a receivership, foreclosure or similar preceding in a federal or state court.

          17. In connection with the Merger, all Target Common Stock will be converted solely into Parent Common Stock (except for cash paid in lieu of fractional shares of Parent Common Stock). The shares of Target Common Stock converted into Parent Common Stock will represent Control of Target. For purposes of this representation, Target Common Stock redeemed for cash or other property furnished, directly or indirectly, actually or constructively, by Parent or a person related to Parent will be considered as acquired by Parent for other than Parent Common Stock. The total market value of all consideration other than shares of Parent Common Stock that will be paid for shares of Target stock in connection with the Merger (including without limitation cash paid to Target stockholders in lieu of fractional shares) will be less than [ten percent (10%)] of the aggregate fair market value of shares of Target stock outstanding immediately prior to the Merger.

          18. The Merger Agreement, the Registration Statement and the other documents described in the Registration Statement represent the entire understanding of Parent and Sub with respect to the Merger.

          19. Sub is a corporation newly formed for the purpose of participating in the Merger and at no time prior to the Merger has had assets (other than nominal assets contributed upon the formation of Sub, which assets will be held by Sub following the Merger) or business operations. Prior to the Merger, Parent will be in Control of Sub. As used herein, "Control" shall consist of direct ownership of shares of stock possessing at least eighty percent (80%) of the total combined voting power of shares of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of each other class of stock of Sub. For purposes of determining Control, a person shall not be considered to own shares of voting stock if rights to vote such shares (or to restrict or otherwise control the voting of such shares) are held by a third party (including a voting trust) other than an agent of such person.

          20. The Merger is being undertaken for purposes of enhancing the business of Parent and for good and valid business purposes of Parent.

          21. No Target stockholder is acting as agent for Parent in connection with the Merger or the approval thereof; Parent will not reimburse any Target stockholder for any Target stock that such stockholder may have purchased or for other obligations such stockholder may have incurred.

          22. The fair market value of the shares of Parent Common Stock received by each stockholder of Target will be approximately equal to the fair market value of the shares of stock of Target surrendered in exchange therefor and the aggregate consideration received by stockholders of Target in exchange for their shares of Target Common Stock will be approximately equal to the fair market value of all the outstanding shares of stock of Target immediately prior to the Merger.

          23. With respect to each instance, if any, in which shares of stock of Target have been purchased by a stockholder of Parent (a "Parent Stockholder") during the Pre-Merger Period (a "Stock Purchase"): (i) to the knowledge of Parent, (A) the Stock Purchase was made by such Parent Stockholder on its own behalf, rather than as a representative, or for the benefit, of Parent,
(B) the Stock Purchase was entered into solely to satisfy the separate interests of such Parent Stockholder and the seller and
(C) the purchase price paid by such Parent Stockholder pursuant to the Stock Purchase was the product of arm's length negotiation and was funded by such Parent Stockholder's own assets, and such purchase price was not advanced and will not be reimbursed, either directly or indirectly, by Parent; and (ii) the Stock Purchase was not a formal or informal condition to consummation of the Merger.

          24. The undersigned is authorized to make all the representations set forth herein on behalf of Parent and Sub.

          The undersigned acknowledges that (i) the opinions to be delivered pursuant to Sections 6.02(d) and 6.03(c) of the Merger Agreement will be based on the accuracy of the representations set forth herein and on the accuracy of the representations and warranties and the satisfaction of the covenants and obligations contained in the Merger Agreement and the various other documents related thereto, and (ii) such opinions will be subject to certain limitations and qualifications including that it may not be relied upon if any such representations or warranties are not accurate or if any such covenants or obligations are not satisfied in all material respects.

          The undersigned acknowledges that such opinions will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.

          Notwithstanding anything herein to the contrary, the undersigned makes no representations regarding any actions or conduct of Target prior to the Merger, unless Parent's management has actual knowledge of such actions or conduct.

          Parent undertakes to inform you immediately should any of the foregoing statements or representations become untrue, incorrect or incomplete in any respect on or prior to the Effective Time.


                                       Very truly yours,


                                       PARENT

                                       by
                                         ----------------------------
                                         Name:
                                         Title:

                                                       SCHEDULE I
                                          TO THE MERGER AGREEMENT




                   Board of Directors of Parent


      Name(1)                                         Class of Membership
      ----                                            -------------------
Adam Goldman                                                 II(2)
Linda Fayne Levinson                                         III



----------------

          (1) If either or both of the individuals set forth in the table are unavailable at the Effective Time to serve as directors of Parent, Target shall be entitled to substitute in their place any members of Target's Board of Directors as constituted immediately prior to the date of the Merger Agreement; provided that any such new designees must qualify as independent directors under the Nasdaq rules.

          (2) Parent shall take all action to ensure that the individual appointed to serve as a Class II director of Parent will also be included in Parent's slate of directors nominated for election at Parent's 2000 annual meeting of stockholders.